Execution Copy

STOCK PURCHASE AGREEMENT

by and among

COHUBORATE, LTD.

RUSHTON NO. 4 TRUST

KETLAM TRUST

ANDREW PENNINGTON

PAULINE HEALEY

SUGA TECHNOLOGY LIMITED

and

BOXLIGHT CORPORATION

Dated as of May 9, 2018

4.24.	Employee Benefits	25
4.25.	Environmental Matters	26
4.26.	Permits	27
4.27.	Bank Accounts	27
4.28.	Customers and Suppliers	28
4.29.	Claims Against Officers and Directors	28
4.30.	Improper and Other Payments	28
4.31.	Accuracy of Statements	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1.	Organization of BOXL	29
5.2.	Authorization of Transactions	29
5.3.	Noncontravention	29
5.4.	Brokers Fees	29
5.5.	SEC Filings	30
5.6.	Absence of Certain Changes	31
5.7.	Compliance with Laws	31
5.8.	Actions	31
5.9.	Employees	31
5.10.	Product Warranty	31
5.11.	Product Liability	32
5.12.	Intellectual Property	32
5.13.	Real Property	32
5.14.	Material Contracts	32
5.15.	Transactions with Affiliates	33
5.16.	Investment Company Act	33
5.17.	Finders and Brokers	33

ARTICLE VI COVENANTS

6.1.	General	33
6.2.	Notices and Consents	33
6.3.	Operation of Business	33
6.4.	Full Access	35
6.5.	Exclusivity	36
6.6.	Efforts	37
6.7.	Maintenance of Insurance	37
6.8.	Satisfactory Due Diligence	37
6.9.	Notice and Supplemental Information	37
6.10.	Public Announcements	38
6.11.	Consistent Tax Reporting	38
6.12.	Termination of Shareholder Agreements	38
6.13.	Resignation of Officers and Directors	38
6.14.	Transition	38
6.15.	Confidentiality	38
6.16.	Noncompetition	38
6.17.	Post-Closing Covenants	40

ARTICLE VII CONDITIONS TO OBLIGATION OF BOXL

7.1.	Representations and Warranties True as of Closing Date	40
7.2.	Compliance with Covenants	40
7.3.	Consents	41
7.4.	Actions or Proceedings	41
7.5.	Certificate	41
7.6.	Financial Condition at Closing	41
7.7.	Documents	41

ARTICLE VIII CONDITIONS TO OBLIGATION OF THE SELLERS

8.1.	Representations and Warranties True as of Closing	41
8.2.	Compliance with Covenants	41
8.3.	Actions or Proceedings	41
8.4.	Certificate	41
8.5.	Documents	42

ARTICLE IX SURVIVAL AND REMEDY; INDEMNIFICATION

9.1.	Survival of Representations and Warranties	42
9.2.	Indemnification by the Sellers	42
9.3.	Indemnification by BOXL	43

ARTICLE X TAX MATTERS

10.1.	Tax Returns	44
10.2.	Consistent Tax Reporting	44
10.3.	Payment of Taxes by Purchaser	44
10.4.	Payment of Taxes by Sellers	44

ARTICLE XI TERMINATION

11.1.	Termination of Agreement	45
11.2.	Effect of Termination	46

ARTICLE XII MISCELLANEOUS

12.1.	Expenses	46
12.2.	Press Releases and Public Announcements	46
12.3.	No Third-Party Beneficiaries	46
12.4.	Entire Agreement	46
12.5.	Succession and Assignment	46
12.6.	Counterparts	47
12.7.	Headings	47
12.8.	Notices	47
12.9.	Governing Law	48
12.10.	Amendments and Waivers	48
12.11.	Severability	48
12.12.	Construction	48
12.13.	Incorporation of Exhibits and Annexes	48
12.14.	Specific Performance	49
12.15.	Submission to Jurisdiction	49

Exhibits

Exhibit A	-	Form of Sale and Supply Agreement between BOXL and LbQ
Exhibit B	-	Form of Employment Agreements
Exhibit C	-	Lockup and Leak-Out Agreement
Exhibit D	-	Stock Option Letters

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 9, 2018, is made and entered into by and among:

A.	Cohuborate, Ltd., a corporation organized under the laws of England and Wales and registered under the Companies Act under registration number 10189020 (“Cohuba” or the “Company”),

B.	Rushton No. 4 Trust, a trust organized under the laws of England and Wales (“Rushton”),

C.	Ketlam Trust, a trust organized under the laws of England and Wales (“Ketlam”),

D.	Suga Technology Limited, a corporation organized under the laws of Hong Kong (“Suga Technology”),

E.	Andrew Pennington, an individual (“Pennington”),

F.	Pauline Healey, an individual (“Healey”);

G.	The other Persons listed on the signature page under the heading “Type A Minority Shareholders” and

H.	Boxlight Corporation, a corporation organized under the laws of the State of Nevada, U.S.A. (“BOXL” or the “Purchaser”).

Rushton, Ketlam, Suga International, Pennington and the Type A Minority Shareholders are hereinafter sometimes individually referred to as a “Seller” and collectively, as the “Sellers”.

W I T N E S S E T H:

WHEREAS, on the Closing Date, the Sellers are the record and beneficial owners of 100% of the Company Shares;

WHEREAS, the Company and its existing Subsidiaries, constituting the Company are engaged in the operation of the Business;

WHEREAS, BOXL wishes to purchase the Company Shares from the Sellers and the Sellers desire to sell to BOXL all of the Company Shares, in exchange for the Purchase Price;

WHEREAS, promptly following its acquisition of the Company Shares, BOXL shall enter into the Sale and Supply Agreement with LbQ, hereinafter described;

WHEREAS, on or before the Closing Date, it is contemplated that Rushton shall make the Preference Shareholder Investment in the Company; and

WHEREAS, on the Closing Date, the Company shall enter into the Consulting Agreements hereinafter described.

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NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means any affiliated group within the meaning of Tax Codes §1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” means this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Article IV Parties” has the meaning as that term is defined in the lead in paragraph to Article IV of this Agreement.

“Authority” means any United States or foreign governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

“BOXL” has the meaning set forth in the preamble.

“BOXL Common Stock” means the shares of Class A voting common stock, $0.0001 par value per share of BOXL.

“BOXL Financials” has the meaning set forth in Section 5.5(c) of this Agreement.

“BOXL Material Contract” has the meaning set forth in Section 5.14(a) of this Agreement.

“BOXL Preferred Stock” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“BOXL IPO” shall mean initial public offering of 1,000,000 shares of BOXL Common Stock at an initial offering price of $7.00 per share, pursuant to a registration statement on Form S-1 declared effective by the SEC on September 5, 2017; which BOXL IPO was consummated on November 30, 2017.

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“BOXL SEC Reports” has the meaning set forth in Section 5.5(a) of this Agreement.

“BOXL Shares” means an aggregate of Two Hundred Fifty-Seven Thousand Two Hundred (257,200) shares of BOXL Common Stock.

“Business” means the manufacture, sale and distribution of interactive display panels designed to provide new learning and working experience through high-quality technologies and solutions through in-room and room-to-room multi-device multi-user collaboration.

“Business Day” shall mean any day of the week, other than Saturday, Sunday or other day in which the banks in New York City or London, England are not open for business.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(h).

“Cohuba” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Shares” means the collective reference to (a) the 100 Type A ordinary shares, £1.0 nominal value per share, of the Company owned of record and beneficially by Pennington and the Type A Minority Shareholders, and (b) the 100,000 preference shares £1.0 nominal par value per share, of the Company owned of record and beneficially by Rushton, Ketlam and Sugar Technology, or their nominees, including Nicholas John Haigh Fielden.

“Competing Purchase Transaction” has the meaning set forth in Section 6.5(b).

“Competing Sale Transaction” has the meaning set forth in Section 6.5(a).

“Competitive Business” shall has the meaning set forth in Section 6.22(a) of this Agreement.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Deductible” has the meaning set forth in Section 9.4(c).

“Directors” shall mean all of the members of the board of directors of the Company and any Subsidiary of the Company, including the managing directors.

“Due Diligence Investigation” has the meaning set forth in Section 6.8 of this Agreement.

“EDGAR” shall mean the Electronic Data Gathering, Analysis, and Retrieval system.

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“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreements” shall mean the two-year employment agreements to be entered into between the Company and each of the Managers on the Closing Date, and substantially in the form of Exhibit C annexed hereto and made a part hereof.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) (a) in the United States, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superlien” law, and (b) in England and Wales, the Land Drainage Act of 1991, the Flood and Water Damage Act of 2010, the Climate Change Act of 2008, and (c) any other similar federal, state or local statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusivity Period” has the meaning set forth in Section 6.5 of this Agreement.

“Furnished Financial Statements” means the unaudited consolidated balance sheets, statements of operations and statements of cash flows of the Company as at 31 December 2016 and 31 December 2017 and for the two fiscal years ended in 2016 and 2017, respectively, and the unaudited consolidated balance sheet and, statement of operations of the Company as at 30 April 2018 and for the four months then ended, all as furnished to BOXL.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.

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“Indebtedness” shall mean, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, line of credit note or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business); (d) all obligations (including earn-out obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon; (h) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture; and (i) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under generally accepted accounting principles.

“IFRS” means international financial reporting standards as in effect from time to time.

“Indemnification Claim” has the meaning set forth in Section 9.1(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IPO” has the meaning set forth in Section 6.9 of this Agreement.

“Ketlam” has the meaning set forth in the preamble.

“Knowledge” means actual knowledge of the Sellers and Boxlight, as applicable, after reasonable investigation.

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“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

“LbQ” means Learning by Questions Limited, a company registered in England and Wales (registration no. 10240336).

“Leased Property” has the meaning set forth in Section 4.12(b).

“Leases” has the meaning set forth in Section 4.12(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Lockup and Leak-Out Agreement” shall mean the agreement, dated as of the date of this Agreement, between BOXL, the Sellers or other Affiliates of Sellers holding BOXL Shares, pursuant to which (a) such holders of BOXL Shares and BOXL Common Stock agree not to sell their BOXL Shares and BOXL Common Stock for a period of one (1) year after the Closing Date, and (b) upon completion of such one (1) year period, such holders of the BOXL Shares and BOXL Common Stock may sell BOXL Shares and BOXL Common Stock pursuant to a “leak out” arrangement over the next succeeding six (6) months; all of which terms and conditions of which are set forth in Exhibit D annexed hereto.

“Loss” has the meaning set forth on Section 9.2 of this Agreement.

“Managers” shall mean Pennington and Healey who are primarily responsible for the management of the business of the Company.

“Major Products” shall have the meaning set forth in Section 4.30(a)(ii) of this Agreement.

“Major Suppliers” shall have the meaning set forth in Section 4.30(a)(i) of this Agreement.

“Material Adverse Effect” shall mean any circumstances, developments or matters whose effect on the Company’s Business, properties, assets, results, operations, condition (financial and other) and prospects, either alone or in the aggregate, is or would reasonably expected to be materially adverse.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Notices” has the meaning set forth in Section 12.8.

“Ordinary Course of Business” means the ordinary course of the Business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Property” has the meaning set forth in Section 4.12(a).

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“Pennington Shares” means the 52 Type A ordinary shares of the Company owned of record and beneficially by Pennington, representing 52% of all of the issued and outstanding Type A ordinary shares of the Company.

“Permits” has the meaning set forth in Section 4.26 below.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Preference Shareholder Investment” means a cash investment in the amount of USD $1,000,000 to be made into the Company prior to the Closing Date by Rushton, Ketlam or their Affiliate(s) in the form of Company Shares.

“Projections” means all financial projections and forward-looking statements concerning the Company which have been furnished by the Company or the Sellers to Purchaser or its Affiliates or representatives and which have been provided in the Drop Box.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Representations” has the meaning set forth in Section 9.1(b).

“Released Claim” has the meaning set forth in Section 6.9 of this Agreement.

“Representatives” has the meaning set forth in Section 6.5(a).

“Rushton” has the meaning set forth in the preamble.

“Sale and Supply Agreement” means the agreement in substantially the form of Exhibit A annexed hereto and made a part hereof, pursuant to which, inter alia, BOXL shall supply interactive flat panels to LbQ.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller’s Representations” has the meaning set forth in Section 9.1(a).

“Selling Parties” shall mean the collective reference to the Sellers and the Company.

“Shareholder Debt Conversion” shall have the meaning set forth in Section 2.5(c)(i) of this Agreement.

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“Stock Option Letters” shall have the meaning set forth in Section 2.5(d).

“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Sugar Technology” has the meaning set forth in the preamble.

“Survival Period” has the meaning set forth in Section 9.1(a).

“Tax” means any federal, state, local, or foreign income, capital gains, gross receipts, license, payroll, employment, value added or VAT tax, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Codes” means collective reference to (a) the United States Internal Revenue Code of 1986, as amended, and (b) the legislation and regulations governing taxation in England and Wales.

“Tax Proceeding” has the meaning set forth in Section 10.4(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” shall mean the collective reference to the sale and purchase of the Company Shares at the Closing, and all of the other transactions contemplated by this Agreement and the Exhibits and Schedules hereto.

“Type A Minority Shareholders” shall mean the Persons who have executed this Agreement, and who currently own 48 Company Shares, representing 48% of the 100 outstanding Type A ordinary shares of the Company.

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES

SECTION 2.1. Basic Transactions. On and subject to the terms and conditions of this Agreement, at the Closing, BOXL agrees to purchase from the Sellers and each of the Sellers agrees to sell, or cause to be sold, to BOXL, all of the Company Shares for the payment of the Purchase Price specified in Section 2.2 below. Such Company Shares consist of (a) 738,500 preference shares owned by Rushton, (b) 531,315 preference shares owned by Ketlam, (c) 50,000 preference shares owned by Suga International, (d) the 52 Pennington Shares, and (e) the 48 Type A Minority Shareholders ordinary shares. Such Company Shares being sold by the Sellers shall, at the Closing, represent 100% of the issued and outstanding share capital of the Company.

SECTION 2.2. The Purchase Price. At the Closing, and in consideration for 100% the Company Shares owned of record and beneficially by them, BOXL shall issue to the Sellers, in the amounts set forth below, all and not less than all of the 257,200 BOXL Shares and one hundred (£100) pounds sterling in cash (the “Purchase Price”). The Sellers and BOXL acknowledge that the BOXL Shares have an indicative value of USD One Million Eight Hundred Thousand Four Hundred Dollars ($1,800,400) based on the initial offering price of $7.00 per share of the shares of BOXL Common Stock sold to the public in the BOXL IPO. The Purchase Price shall be issued to the Sellers on the Closing Date, as follows:

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Rushton -	142,756 BOXL Shares;
Ketlam-	104,670 BOXL Shares;
Suga Technology-	9,774 BOXL Shares;
Pennington -	fifty-two (£52) pounds sterling; and
Type A Minority
Shareholders -	forty-eight (£48) pounds sterling

SECTION 2.3. The Closing. The sale of the Company Shares to BOXL and the payment of the Purchase Price contemplated by Section 2.2 of this Agreement shall take place as a closing (the “Closing”) to be held by electronic transmission of Transaction Documents, or by physical deliveries at the offices of CKR Law LLP, 1330 Avenue of the Americas, 14th floor, New York, NY 10019, commencing at 10:00 a.m. local time on a date (the “Closing Date”) which shall be five (5) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Closing (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine. The parties anticipate that the Closing Date shall occur on or about May 7, 2018, but in no event shall the Closing and the Closing Date take place later than May 15, 2018 (the “Outside Closing Date”). It is the intent of the parties that BOXL shall assume control of the Company immediately after the close of business on the Closing Date.

SECTION 2.4. Closing Deliveries by Selling Parties. To effect the issuance by BOXL of the Company Shares described in Section 2.2 hereof, the Selling Parties shall, on the Closing Date, deliver the following:

(a) Sellers shall deliver to BOXL (A) one or more stock certificates evidencing the Company Shares, free and clear of any and all Liens, duly endorsed in blank for transfer or accompanied by one or more stock powers duly executed in blank with the signature of the record owners appropriated notarized or accompanied by a medallion guarantee of a bank, and (B) the minute book of the Company and the minute books and stock certificates of any Subsidiaries of the Company;

(b) Sellers shall have delivered to Purchaser all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary as a result of the Transactions contemplated hereby, reasonably satisfactory in form and substance to Purchaser and its counsel;

(c) Sellers shall deliver to BOXL evidence reasonably acceptable to BOXL and its counsel that (i) all outstanding debts, loans, Liabilities and obligations of the Company owed to the Sellers or any Affiliates of the Sellers shall have been extinguished and converted prior to the Closing into Company Shares (the “Shareholder Debt Conversion”), (ii) all charges over the Company Shares and all other Liens on the Company Shares or assets of the Company shall have been released, and (iii) each of the Sellers shall confirm that the Company has no further obligation to any of the Sellers, except as specifically provided in this Agreement;

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(d) Sellers shall deliver to BOXL the written resignations of all members of the board of directors of the Company, and prior to Closing the board of directors or board of managers of the Company in office immediately prior to the Closing shall appoint Mark Elliot, Michael Pope and Andy Pennington to serve as the sole members of the board of directors or board of managers of the Company;

(e) Sellers shall cause to be delivered to BOXL the Employment Agreements, duly executed by the Company and each of the Managers;

(f) Sellers shall execute and deliver to BOXL the Lockup and Leak-Out Agreement;

(g) The Company and the Selling Parties shall deliver to BOXL evidence that the (USD) $1,000,000 Preference Shareholder Investment in the Company has been consummated and funded;

(h) Sellers shall cause the Company to deliver to BOXL, an unaudited balance sheet of the Company dated not earlier than five (5) Business Days prior to the Closing Date (the “Closing Date Balance Sheet”) which shall reflect that, after giving effect to the Shareholder Debt Conversion, but before application of the Preference Shareholder Investment, the consolidated Working Capital and shareholder equity of the Company shall be greater than zero. As used herein, the term “Working Capital” shall mean the excess of the total consolidated current assets of the Company over its consolidated current liabilities, as reflected on the Closing Date Balance Sheet;

(i) Sellers or their Affiliates shall cause LbQ to execute and deliver to BOXL the Sale and Supply Agreement;

(j) the Selling Parties shall have delivered all other documents required to be delivered pursuant to Article VII hereof not specifically mentioned above in this Section 2.5; and

(k) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser and its counsel.

SECTION 2.5. Closing Deliveries by BOXL. To effect the transfer of the Company Shares referred to in Section 2.1 hereof, BOXL shall, on the Closing Date, deliver the following:

(a) BOXL shall deliver the Purchase Price to the Sellers;

(b) BOXL shall execute and deliver the Sale and Supply Agreement to LbQ;

(c) BOXL shall cause to be delivered the Employment Contracts to the Managers;

(d) BOXL shall award and grant to Pennington an option to purchase 15,000 shares of BOXL Common Stock, and shall grant to Healy an option to purchase 7,500 shares of BOXL Common Stock pursuant to the stock option grant letters annexed hereto as Exhibit D and made a part hereof (the “Stock Option Letters”);

(e) BOXL shall have executed and delivered the Lock-up and Leakout Agreement;

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(f) BOXL shall have delivered to Sellers all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary as a result of the Transactions contemplated hereby, reasonably satisfactory in form and substance to Sellers and their counsel;

(g) BOXL shall have delivered all other documents required to be delivered pursuant to Article VIII hereof not specifically mentioned above in this Section 2.6; and

(h) All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby severally (not jointly and severally) represents and warrants to BOXL that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article III) with respect to himself or itself.

SECTION 3.1. Authorization of Transactions. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions contemplated by this Agreement.

SECTION 3.2. Noncontravention. To each Seller’s Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (A) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets is subject.

SECTION 3.3. Brokers’ Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions contemplated by this Agreement for which BOXL could become liable or obligated.

SECTION 3.4. Company Shares. The Sellers own of record and beneficially all of the Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares.

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SECTION 3.5 Transactions with The Company. The Sellers have supplied to BOXL all Contracts between and among any of the Sellers and the Company and all Indebtedness and other Liabilities owed by the Company to any of the Sellers.

SECTION 3.6. No Conflict of Interest. None of the Sellers nor any Affiliate thereof has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business of the Company except as a holder of Company Shares. None of the Sellers nor any Affiliate thereof has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation, or as otherwise expressly permitted in Section 6.16 of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS,

THE COMPANY AND THE MANAGERS

Each of the Sellers, the Company and the Managers (collectively, the “Article IV Parties”) hereby jointly and severally represent and warrant to BOXL that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and, that such Article IV Parties have furnished to BOXL in an electronic mail Drop Box (the “Drop Box”) all material Contracts and other documents and instruments that might qualify any of such representations and warranties.

Notwithstanding the foregoing, unless they have actual Knowledge to the contrary, BOXL acknowledges that with respect to matters relating to the Business of the Company as set forth in Sections 4.8 through Section 4.31 in this Article IV, the Sellers are relying upon the representations and warrants of the Company and the Managers set forth in this Article IV.

As used in this Article IV, all references to the “Company” include Cohuborate, Ltd. and any direct or indirect Subsidiary of Cohuborate, Ltd.

SECTION 4.1. Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of England and Wales and each Subsidiary of the Company (if any) is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of incorporation or organization. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. Each of the Article IV Parties has delivered to BOXL correct and complete copies of the articles of incorporation and code of regulations of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or code of regulations.

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SECTION 4.2. Capitalization.

(a) The entire authorized share capital of the Company consists of (i) 100 Type A ordinary shares, £1.0 par value per share, of which 100 Type A ordinary shares are issued and outstanding and no shares are held in treasury, and (ii) 1,309,815 preference shares £1.0 par value per share, of which 1,309,815 preference shares are issued and outstanding and no preference shares are held in treasury. The names of the record and beneficial owners of all Company share capital (including the Type A Minority Shareholders) and the number of Type A ordinary shares and preference shares owned by each of them are set forth on Schedule A annexed hereto. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Company Shares or require any other member of the Company to issue, sell or otherwise cause to be outstanding any shares of capital stock of any other member of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company Shares or the capital stock of any other member of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares or the capital stock of any other member of the Company.

(b) Prior to the Closing, all of the Type A ordinary shares owned by the Type A Minority Shareholders shall be purchased by the Company, for £48, and cancelled.

(c) The assignments, endorsements, stock powers and other instruments of transfer delivered by the Sellers to Purchaser at the Closing will be sufficient to transfer the Sellers’ entire interest, legal and beneficial, in the Company Shares and, after such transfer, BOXL shall acquire all of the Company Shares. Each Seller has full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Company Shares it owns, and upon transfer to Purchaser of the certificates representing such company Shares, BOXL will receive good and marketable title to such Company Shares, free and clear of all Liens.

SECTION 4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of incorporation or code of regulations of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transactions contemplated by this Agreement.

SECTION 4.4. Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions contemplated by this Agreement.

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SECTION 4.5. Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

SECTION 4.6. Subsidiaries. There are no direct or indirect Subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person.

SECTION 4.7. Furnished Financial Statements; Projections.

(a) The Furnished Financial Statements have been and will be prepared in accordance with IFRS consistently applied and present fairly the consolidated financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations of the Company for the periods covered thereby. The Furnished Financial Statements are derived from the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

(b) All of the Projections are based upon assumptions made in good faith and considered reasonable by the Company in light of historical financial information concerning the Company and its industry. The Projections represent the Sellers’ and the Company’s best estimate of the results of operations and cash flows for the periods covered thereby and the financial position as of the dates set forth therein of the Company. The Company’s failure to meet the Projections, other than as the result of assumptions made negligently or in bad faith, shall not be deemed to be a breach of this Agreement.

SECTION 4.8. Events Subsequent to 31 December 2017. Since 31 December 2017, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Company, which would have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is bound outside the Ordinary Course of Business;

(d) the Company has not imposed any Lien upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) in an amount in excess of $25,000 either individually or in the aggregate;

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(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 either individually or in the aggregate;

(h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the articles of incorporation or code of regulations of the Company;

(l) the Company has not issued, sold, or otherwise disposed any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates;

(p) the Company has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) except for hourly employees, the Company has not granted any increase in the base compensation of any of its directors, officers, and employees or made any other change in employment terms for any of its directors, officers, and employees, in each case, with respect to those directors, officers and employees, whose annual compensation, including any bonuses, equals or exceeds $50,000;

(r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

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(s) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(t) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

(u) the Company has not committed to any of the foregoing.

SECTION 4.9. Undisclosed Liabilities. The Company has no Liability (and to the Knowledge of the Sellers and the Directors and officers of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint, actions, suit, claim, proceeding or demand).

SECTION 4.10. Legal Compliance. The Company and its Affiliates have complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and, to the Knowledge of the Sellers and the Directors and officers of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

SECTION 4.11. Tax Matters.

(a) The Company has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has maintained adequate provision for, and adequate funds to pay, all unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. The Company has not incurred any Tax Liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired. No claim has ever been made by an Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) None of the Tax Returns that include the operations of the Company has ever been audited or investigated by any taxing Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns. No issues have been raised in any examination by any taxing Authority with respect to the businesses and operations of the Company which, by application of similar principals, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined. Neither the Sellers nor the Directors and officers (and employees responsible for Tax matters) of the Company have received, or expect to receive, from any taxing Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.

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(c) None of the Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit. Each of the Article IV Parties has delivered to BOXL correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable periods for which the applicable statute of limitations has not expired. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid, including without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) The Company has not filed a consent to the application of Section 341(f) of the Tax Codes.

(f) The Company will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under the Tax Codes (or any corresponding provision of state, local or foreign Tax Law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement,” as described in the Tax Codes (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

(g) The Company has disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under the Tax Codes (or any corresponding provision of Tax Law).

(h) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Section 280G of the Tax Codes or any payments that will not be deductible under Section 162(m) of the Tax Codes.

(i) The Company is not a party to any Tax allocation or sharing agreement. The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

(j) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Tax Codes, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for federal income Tax purposes.

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(k) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Tax Codes and the regulations thereunder in all material respects.

(l) The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

SECTION 4.12. Real Property.

(a) The Company does not own any real property.

(b) The Drop Box lists and describes briefly all real property leased or subleased to the Company (the “Leased Property”). The Drop Box also identifies the leased or subleased properties for which title insurance policies are to be procured. Each of the Article IV Parties has delivered to BOXL correct and complete copies of the leases and subleases and other agreements for occupancy, including all amendments, extensions and other modifications thereto (“Leases”) with respect to each Leased Property. With respect to each Lease:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby;

(iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) all facilities leased or subleased thereunder have received all approvals of governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;

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(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of all Liens, easements, covenants, or other restrictions, except for installments of special easements of real estate Taxes not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

SECTION 4.13. Intellectual Property.

(a) The Drop Box lists or describes all Intellectual Property owned, leased or used by the Company. The Company owns or has the right to use pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted as set forth in the Projections. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Sellers nor the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) The Drop Box identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, Contract or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Each of the Article IV Parties has delivered to BOXL correct and complete copies of all such patents, registrations, applications, licenses, Contracts and permissions (as amended to date) and has made available to BOXL correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Drop Box also identifies each trade name or unregistered trademark used by the Company in connection with its Business. With respect to each item of Intellectual Property:

(i) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

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(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) The Drop Box identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, Contract or permission. Each of the Article IV Parties has delivered to BOXL correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Drop Box:

(i) the license, sublicense, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, Contract or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby;

(iii) no party to the license, sublicense, Contract or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, Contract or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

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(e) To the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted and as presently proposed to be conducted.

(f) Neither the Sellers nor the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

SECTION 4.14. Tangible Assets. The Company owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and, to the Knowledge of the Sellers and the Directors and officers of the Company, free from defects (patent and latent). The assets of the Company at the Closing will be sufficient to permit BOXL to operate the Business as currently conducted.

SECTION 4.15. Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

SECTION 4.16. Contracts. The Drop Box lists the following Contracts and other agreements to which the Company is a party:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b) any Contract (or group of related contracts) between the Company and any Major Customer or Major Supplier;

(c) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000 in the aggregate;

(d) any Contract concerning a partnership or joint venture;

(e) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person;

(f) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

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(g) any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(h) any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company;

(i) any form of Contract concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business;

(j) any Contract with the Sellers or any Affiliate thereof;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(l) any license, royalty or other Contract relating to Intellectual Property;

(m) any Contract involving a governmental body;

(n) any collective bargaining agreement;

(o) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(p) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest or any acquisition or disposition of any subsidiary, division, line of business, or real property;

(q) any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(r) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company;

(s) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000; and

(t) any commitment to do any of the foregoing described in clauses (a) through (s).

Each of the Article IV Parties has delivered to BOXL a correct and complete copy of each written Contract listed in the Drop Box (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in the Drop Box. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

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SECTION 4.17. Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Company.

SECTION 4.18. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 4.19. Insurance. The Drop Box sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered by insurance in scope and amount customary and reasonable for the Business in which it has engaged. The Drop Box sets forth known claims, if any, made against the Company that are covered by insurance. Such claims have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth in the Drop Box, no claims have been denied coverage during the last five years.

SECTION 4.20. Litigation. The Drop Box sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Drop Box would reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Neither the Sellers nor the Directors and officers (and employees with responsibility for litigation matters) of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. Neither the Sellers nor the Company have any Liability with respect to any claims or threatened claims by third parties relating to any sale or proposed sale of the Company (whether structured as a sale of stock, a sale of assets, a merger or otherwise) or any division of the Company, including any claims or threatened claims by the Crystal Corridor Group. Neither the Sellers nor the Company is a party to any litigation relating to such claims and, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for litigation matters) of the Company, no such litigation is threatened.

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SECTION 4.21. Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to a $250,000 pro forma reserve for product warranty claims. Any setoffs against the pro forma reserve shall be calculated on the basis of the net cost to the Company to repair or replace the defective product. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Drop Box includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

SECTION 4.22. Product Liability. The Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

SECTION 4.23. Employees. The Drop Box contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding fiscal years for all directors, officers and employees of the Company whose annual compensation, including any bonuses, equals or exceeds £25,000. To the Knowledge of the Sellers and the Managers (and employees with responsibility for employment matters) of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. Neither the Sellers nor the Directors and officers (and employees with responsibility for employment matters) of the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation.

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SECTION 4.24. Employee Benefits.

(a) General. Except as set forth in the Drop Box, the Company is not a party to, participates in or has any Liability or contingent Liability with respect to:

(i) any retirement or deferred compensation plan, pension plan or other retirement scheme, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding; or

(ii) any employment agreement.

(b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, schemes and agreements listed in the Drop Box (referred to hereinafter as “Employee Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to BOXL.

(c) Compliance with Employee Benefit Laws; Liabilities. As to all Employee Benefit Plans:

(i) All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental Authority questioning or challenging such compliance.

(ii) All Employee Benefit Plans which are employee pension benefit plans comply in form and in operation with all applicable requirements of the Tax Codes; there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the HM Revenue & Customs; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under the Tax Codes.

(iii) None of the assets of any Employee Benefit Plan is invested in employer securities or employer real property.

(iv) There have been no “prohibited transactions” (as described in the Tax Codes) with respect to any Employee Benefit Plan and the Company has not engaged in any prohibited transaction.

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(v) There have been no acts or omissions which have given rise to or may give rise to fines, penalties, taxes or related charges under she Tax Codes for which the Company may be liable.

(vi) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for employee benefit matters) of the Company, threatened involving any Employee Benefit Plan or the assets thereof and, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for employee benefit matters) of the Company, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(viii) The Company has no Liability or contingent Liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under the Tax Codes.

SECTION 4.25. Environmental Matters.

(a) Each of the Company and Affiliates:

(i) has complied and is in compliance with all Environmental Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for environmental matters), commenced against any of them alleging any such failure to comply);

(ii) has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to Environmental Laws; and

(iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

(b) Neither the Company nor its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

(c) The Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and the Company and its Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any Liability, for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

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(d) There are no properties and equipment used in the business of the Company and its Affiliates that contain, or have contained, asbestos, PCB’s, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans and other Hazardous Substances.

(e) None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(f) Neither the Company nor its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to Environmental Laws.

(g) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h) Neither the Company nor any of its Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(i) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its Affiliates will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of Hazardous Substances or wastes, personal injury, property damage or natural resources damage.

SECTION 4.26. Permits. The Drop Box includes a true and accurate list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company. Except for the Permits listed in the Drop Box, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business of the Company as presently conducted.

SECTION 4.27. Bank Accounts. The Company has furnished to BOXL the names and locations of each bank or other financial institution at which the Company has accounts (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

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SECTION 4.28. Major Suppliers and Customers.

(a) The Drop Box sets forth:

(i) a list of the 10 largest suppliers of the Company in terms of purchases during the 2016 and 2017 calendar years (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier; and

(ii) a list of the 10 largest customers of the Company in terms of revenue or turnover during each of the 2016 and 2017 calendar years (collectively, the “Major Customers”), showing the approximate total revenue received in each such period with respect to each such product.

(b) Since the date of the Latest Balance Sheet, there has not been any adverse change in the business relationship, and there has been no dispute, between the Company and any Major Supplier or Major Customer and, to the Knowledge of the Sellers and the Directors and officers of the Company, there are no indications that any Major Supplier intends to reduce its sales to, the Company, other than as set forth in the Projections. Since the date of the Latest Balance Sheet, there have been no decreases in the profit margins on any Major Product and, to the Knowledge of the Sellers and the Directors and officers of the Company, there are no indications that the profit margins on any Major Product will decrease in the next two fiscal years, other than as set forth in the Projections.

SECTION 4.29. Claims Against Officers and Directors. The are no pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for insurance matters) of the Company, threatened claims against any director, officer, employee or agent of the Company or any other Person which could give rise to any claim for indemnification against the Company.

SECTION 4.30. Improper and Other Payments.

(a) Neither the Company, any Director, officer, employee, agent or representative of the Company, the Sellers, their respective Affiliates nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful;

(b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate.

(c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and

(d) the internal accounting controls of the Company are adequate to detect any of the foregoing.

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SECTION 4.31. Accuracy of Statements. Neither this Agreement, the Drop Box, any exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company, the Managers or the Sellers to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the Transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BOXL

BOXL represents and warrants to the Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Dates (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article V).

SECTION 5.1. Organization. BOXL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, USA. BOXL is not is in default under or in violation of any provision of its articles of incorporation or bylaws.

SECTION 5.2. Authorization of Transactions. BOXL has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BOXL, enforceable in accordance with its terms and conditions. BOXL need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions contemplated by this Agreement.

SECTION 5.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BOXL is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which BOXL is a party or by which it is bound or to which any of its assets is subject.

SECTION 5.4. Capitalization.

(a) BOXL is authorized to issue an aggregate of 200,000,000 shares of BOXL Class A Common Stock and Class B Common Stock; of which 9,558,998 shares of Class A BOXL Class A Common Stock are issued and outstanding as at December 31, 2017. In addition, 50,000,000 shares are designated as preferred stock containing such rights, privileges and designations as the board of directors of BOXL may, from time to time designate. 250,000 shares of BOXL preferred stock were issued and outstanding as of December 31, 2017.

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(b) Except as set forth in the BOXL SEC Reports available on EDGAR, including its Form 10-K Annual Report for the year ended December 31, 2017, there are no (i) outstanding options (other than employee stock options issued subsequent to the 10-K Annual Report), warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of BOXL, (B) obligating BOXL to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating BOXL to grant, extend or enter into any such option (other than employee stock options issued subsequent to the 10-K Annual Report), warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of BOXL to repurchase, redeem or otherwise acquire any shares of such Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the BOXL SEC Reports available on EDGAR, there are no shareholders agreements, voting trusts or other agreements or understandings to which BOXL is a party with respect to the voting of any BOXL Securities.

SECTION 5.5 SEC Filings and BOXL Financial Statements.

(a) BOXL, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by BOXL with the SEC under the Securities Act and/or the Securities Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, BOXL has delivered to the Company copies in the form filed with the SEC of all of the following: (i) BOXL’s Annual Reports on Form 10-K for each fiscal year of BOXL beginning with the first year BOXL was required to file such a form, (ii) BOXL’s Quarterly Reports on Form 10-Q for each fiscal quarter that BOXL filed such reports to disclose its quarterly financial results in each of the fiscal years of BOXL referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by BOXL with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “BOXL SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Securities Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above. The certifications and statements described in clause (iv) of the preceding sentence are each true as of their respective dates of filing. The BOXL SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of BOXL SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other BOXL SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) As of the date of this Agreement, (i) shares of BOXL Common Stock are listed on Nasdaq and (ii) except as disclosed in the SEC Reports, there are no Actions pending or, to the Knowledge of BOXL, threatened against BOXL by the Nasdaq with respect to any intention by such entity to suspend, prohibit or terminate the quoting of BOXL Common Stock on Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the BOXL SEC Reports (the “BOXL Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of BOXL at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)  Except as and to the extent reflected or reserved against in the BOXL Financials, BOXL has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the BOXL Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since BOXL’s formation in the ordinary course of business.

SECTION 5.6 Absence of Certain Changes. Since January 1, 2018, BOXL has not been subject to a Material Adverse Effect.

SECTION 5.7 Compliance with Laws. BOXL is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, and has not received written notice alleging any violation of applicable Law in any material respect by such party.

SECTION 5.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of BOXL, threatened action to which BOXL is subject which would reasonably be expected to have a Material Adverse Effect on BOXL, and there is no material action that BOXL has pending against another Person. BOXL is not subject to any material orders of any governmental Authority. BOXL holds all consents necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on BOXL.

SECTION 5.9 Employees. BOXL (i) has 42 paid employees as at December 31, 2017.

SECTION 5.10. Product Warranty. Each product manufactured, sold, leased, or delivered by BOXL has been in conformity with all applicable contractual commitments and all express and implied warranties, and BOXL has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to a reserve for product warranty claims. Any setoffs against the pro forma reserve shall be calculated on the basis of the net cost to BOXL to repair or replace the defective product. No product manufactured, sold, leased, or delivered by BOXL is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The SEC Reports includes copies of the standard terms and conditions of sale or lease for BOXL (containing applicable guaranty, warranty, and indemnity provisions).

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SECTION 5.11. Product Liability. BOXL has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

SECTION 5.12 Intellectual Property.

(a) Except as set forth in the SEC Reports, BOXL owns or has the right to use pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted as set forth in the Projections. Each item of Intellectual Property owned or used by BOXL immediately prior to the Closing hereunder will be owned or available for use by BOXL on identical terms and conditions immediately subsequent to the Closing hereunder. BOXL has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Except as set forth in the SEC Reports, BOXL has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Sellers nor the directors and officers (and employees with responsibility for Intellectual Property matters) of BOXL have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BOXL must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of BOXL, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BOXL.

SECTION 5.13 Real Property. All real estate leased by BOXL is listed in the SEC Reports. BOXL does not own any real property.

SECTION 5.14 Material Contracts.

(a) Except as set forth in the BOXL SEC Reports available on EDGAR, other than this Agreement and the Exhibits hereto, there are no Contracts to which BOXL is a party or bound, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by BOXL on less than sixty (60) days’ prior notice without payment of any penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of such Party as its business is currently conducted, any acquisition of material property by such Party, or restricts in any material respect the ability of such Party from engaging in business as currently conducted by it or from competing with any other Person (each, a “BOXL Material Contract”). All BOXL Material Contracts have been made available to the Company other than those that are exhibits to the BOXL SEC Reports and available on EDGAR.

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(b) With respect to each BOXL Material Contract: (i) the BOXL Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the BOXL Material Contract is legal, valid, binding and enforceable in all material respects against BOXL, as applicable, and, to the Knowledge of BOXL, the other parties thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) BOXL is not in breach or default, and, to the Knowledge of BOXL, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by BOXL, or permit termination or acceleration by the other party, under such BOXL Material Contract that would reasonably be expected to have a Material Adverse Effect on BOXL; and (iv) to the Knowledge of BOXL, no other party to any BOXL Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by BOXL, under any BOXL Material Contract.

SECTION 5.15 Transactions with Affiliates. Except as set forth in the BOXL SEC Reports available on EDGAR, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between BOXL and any (a) present or former director, officer or employee or Affiliate of BOXL, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of BOXL’s outstanding BOXL Shares as of the date hereof.

SECTION 5.16 Investment Company Act. BOXL is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of BOXL.

ARTICLE VI

COVENANTS

SECTION 6.1. General. Each of the parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the Transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below).

SECTION 6.2. Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to obtain any third party consents, that BOXL may reasonably request. Each of the parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

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SECTION 6.3. Operation of Business. From the date of this Agreement until the Closing Date, the Company shall be operated in the Ordinary Course of Business and each of the Sellers and the Company shall use commercially reasonable efforts to preserve intact the present business organization and personnel of the Company, preserve the business relationships of the Company with other Persons material to the operation of the Company, and not permit any action or omission which would cause any of the representations or warranties of the Company contained herein to become inaccurate or any of the covenants of the Company to be breached. Without limiting the generality of the foregoing, except as set forth in this Agreement, prior to the Closing, the Company will not, without the prior written consent of BOXL:

(a) incur any obligation or enter into any Contract, other than in the Ordinary Course of Business, which (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 and (ii) has a term of, or requires the performance of any obligations by the Company over a period in excess of six months;

(b) take any action, or enter into or authorize any Contract or transaction involving more than $25,000 and outside the Ordinary Course of Business, other than any Transactions contemplated by this Agreement;

(c) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties other than in the Ordinary Course of Business;

(d) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value involving more than $25,000 and outside in the Ordinary Course of Business;

(e) make any changes in its accounting systems, policies, principles or practices;

(f) enter into, authorize, or permit any transaction with the Sellers or the Company, or enter into any Contract relating to compensation or benefits with any Person, or, other than in the Ordinary Course of Business, modify any compensation amounts or levels of any officer or employee;

(g) accelerate the collection of accounts receivable or delay the payment of accounts payable;

(h) make or declare any dividends from the Company to the Sellers or any Seller Affiliate or make any cash distributions to the Sellers or any Seller Affiliate;

(i) except as required for the Transactions contemplated in this Agreement, change or amend its articles of incorporation or code of regulations;

(j) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company, or amend any of the terms of any such capital stock or other securities, except as required for the Transactions contemplated in this Agreement;

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(k) except as required for the Transactions contemplated in this Agreement, split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in property other than cash in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company;

(l) make any borrowings, incur any debt, or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the Ordinary Course of Business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness in excess of $25,000 (other than trade payables and accrued expenses in the Ordinary Course of Business and consistent with past practice);

(m) make any loans, advances or capital contributions to, or investments in, any other Person;

(n) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, manager, officer or employee, or increase in any manner the compensation or fringe benefits of any director, manager, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(o) acquire, lease, encumber or otherwise impose a Lien on any assets, whether tangible or intangible;

(p) authorize or make any capital expenditures which individually or in the aggregate are in excess of $100,000;

(q) make any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability, or waive or extend the statute of limitations in respect of any such Taxes;

(r) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against the Company or any of its directors, managers, officers, employees or agents;

(s) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any agreement, or pay any amount not required by Law or by any Contract; or

(t) other than overnight deposits or money market instruments and investments existing on the date hereof, make any investments with cash or the proceeds of existing investments.

SECTION 6.4. Full Access. The Sellers will permit and cause the Company to permit, representatives of BOXL to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and shall make the officers and employees of the Company available to BOXL and its representatives as BOXL and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company to take any actions that would disrupt the normal course of its business or violate the terms of any agreement to which the Company is bound or any applicable Law or regulation. BOXL’s representatives will not use any of the Confidential Information that they receive from the Company except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, BOXL’s representatives will return to the Company all tangible embodiments (and all summaries and copies, including electronically stored information) of the Confidential Information that they receive from the Company or copied from Confidential Information received from the Company which are in its possession and will only use such Confidential Information in the defense of any litigation related to this Agreement; provided, however, that BOXL’s representatives shall not be responsible for the confidentiality of any information (i) which, at the time of disclosure, is available publicly, through no fault of BOXL (ii) which, after disclosure, becomes available publicly through no fault of BOXL, or (iii) which BOXL knew or to which BOXL had access prior to disclosure.

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SECTION 6.5. Exclusivity. In consideration of the considerable time, effort and expense to be undertaken by the parties in connection with the Transactions, each of the parties agrees that during the period beginning from the date of execution of this Agreement and ending on the Outside Closing Date (the “Exclusivity Period”):

(a) during the Exclusivity Period, each of the Sellers and the Company will not, and will cause their officers, directors, employees, consultants and legal and financial representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any Person, other than BOXL and its affiliates, concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of Company Shares, the Company or any member of the Company, equity interests of any member of the Company or their assets, properties or Business (outside of the Ordinary Course of the Business), whether by purchase, asset sale, stock sale, merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Transactions (a “Competing Sale Transaction”), or (ii) enter into any letter of intent, agreement in principle or other agreement or commitment with any such Person in connection with a Competing Sale Transaction, or enter into any other business arrangement with such Person which could reasonably be expected to delay or preclude the consummation of the Transactions contemplated by this Agreement.

(b) during the Exclusivity Period, BOXL will not, and will cause their Representatives (as defined below) not to, directly or indirectly (i) solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any Person (other than Seller) concerning any transaction with respect to the direct or indirect purchase, transfer, license or acquisition of the assets, business or properties of any such Person, whether by purchase, asset purchase, stock purchase merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Transactions contemplated by this Agreement (a “Competing Purchase Transaction”), or (ii) enter into any letter of intent, agreement in principle or other agreement or commitment with any such Person in connection with a Competing Purchase Transaction, or enter into any other business arrangement with such Person which could reasonably be expected to delay or preclude the execution of a definitive Agreement with the Sellers by the expiration of the Exclusivity Period.

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(c) Each party represents to the other that neither it nor any of its Affiliates or shareholders is party to or bound by any binding or non-binding agreement or understanding with respect to any Competing Sale Transaction or Competing Purchase Transaction.

(d) Without limiting any other rights or remedies available to it under this Agreement or applicable law, if at any time during the Exclusivity Period, (i) either party breaches the provisions of this Section 6.5, the party who has breached the provisions of this Section 6.5 shall pay to the non-breaching party, as punitive damages, an amount equal to (i) the amount of non-breaching party’s reasonable costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the Transactions, plus (ii) the additional sum of $1,000,000. The foregoing payment shall be, in addition to, and not in lieu of, any right of the non-breaching party to injunctive relief, specific performance of this Agreement or other equitable remedies then available,

SECTION 6.6. Efforts.

(a) Subject to the terms and conditions hereof, each party hereto shall use all reasonable efforts to consummate the Transactions contemplated hereby as promptly as practicable. An undertaking of a Person under this Agreement to use such Person’s best efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.

(b) The Sellers, the Company and BOXL will, as promptly as practicable (i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental Authorities and (ii) use their respective best efforts to obtain all other required consents of other Persons with respect to the Transactions contemplated hereby.

(c) The Purchaser will use its best efforts to obtain the financing necessary to consummate the Transactions contemplated hereby.

SECTION 6.7. Maintenance of Insurance. The Company will continue to carry its existing insurance through the Closing Date, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist.

SECTION 6.8. Satisfactory Due Diligence Investigation. BOXL does hereby agree and acknowledge that all business, financial and legal due diligence in connection with the Business, the assets, liabilities, financial condition and prospects of the Company (the “Due Diligence Investigation”) required to be conducted by BOXL has been completed and that no further Due Diligence Investigation need be conducted by BOXL.

SECTION 6.9 Notice and Supplemental Information. The Sellers, the Company and BOXL shall each give prompt notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in Articles III, IV and V respectively. If the Sellers or the Company incurs a Material Adverse Effect on the Company, the sole remedy of BOXL under this Section 6.9 shall be termination of the Agreement as provided for in Section 11.1(d).

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SECTION 6.10. Public Announcements. The Sellers, the Company and BOXL will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions contemplated by this Agreement and no party shall, without the prior written consent of the others, issue any such press release or make any such public statement, except as may be required by applicable Law.

SECTION 6.11. Consistent Tax Reporting. The Sellers, the Company and BOXL shall treat and report the Transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 6.12. Termination of Shareholder Agreements. Prior to or at the Closing the Company shall cause the termination, and render void and of no effect, (i) any existing shareholder agreements between or the Sellers or any other holder of capital stock of another member of the Company effecting the ownership or disposition of the capital stock of the Company and (ii) any options or warrants to purchase or rights to subscribe for, any capital stock of the Company to which any Person is a party and which has not been previously exercised, canceled or redeemed.

SECTION 6.13. Resignation of Officers and Directors. The Sellers shall cause each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company, if so requested by BOXL, to tender his or her resignation from such position effective as of the Closing Date.

SECTION 6.14. Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers will refer all supplier or other inquiries relating to the Business of the Company to BOXL from and after the Closing.

SECTION 6.15. Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, in the event of a Closing, deliver promptly to BOXL or destroy, at the request and option of BOXL, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers will notify BOXL promptly of the request or requirement so that BOXL may seek an appropriate protective order or waive compliance with the provisions of this Section 6.16. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the Sellers shall use its best efforts to obtain, at the request of BOXL, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as BOXL shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

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SECTION 6.16. Noncompetition and Non-Solicitation.

(a) The Sellers acknowledge that it and its Subsidiaries, officers, directors and members (collectively, the “Seller Affiliates”) have a special knowledge of the Business and the proprietary and confidential information included in the Business, and that BOXL is making a considerable investment in the Business from which the Sellers have benefitted. In consideration of this Agreement and such investment and benefit, and as an inducement to BOXL to enter into this Agreement and consummate the Transactions contemplated herein, each of the Sellers agrees, on behalf of itself and its Seller Affiliates, that, for a period of five years after the Closing Date, neither Seller nor any Seller Affiliate will, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that directly or indirectly completes with the Business of the Company (a “Competitive Business”); provided, however, that

(i) the Sellers and Seller Affiliates may own less than 1% of any outstanding class of securities of a Competitive Business;

(ii) Rushton or any other Rushton Affiliate, including Herbert Anthony Cann, shall have the right to continue to own and invest in the Learning by Questions business at locations throughout the world, and/or the LEB Partnership business which is a reseller of educational technology hardware and software; and

(iii) the provisions of this Section 6.16 shall not apply to the Managers as their covenants against competition and non-solicitation shall be set forth in their respective Employment Agreement.

(b) For a period of five years following the Closing Date, neither the Sellers nor any Seller Affiliate will, without the express prior written approval of the Board of Directors of BOXL, (A) directly or indirectly recruit, solicit or otherwise induce or influence any sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Company, to discontinue, reduce or adversely modify such employment, agency or business relationship with BOXL or the Company as it relates to the Business as conducted by either or both Purchaser or the Company after the Closing Date, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by either or both Purchaser or the Company. Notwithstanding the foregoing, nothing herein shall prevent a Seller from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c) For a period of five years following the Closing Date, neither the Sellers nor any Seller Affiliate will without the express prior written approval of the Board of Directors of the applicable Purchaser, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of BOXL or the Company to discontinue, reduce or modify such business relationship with BOXL or the Company.

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(d) The Sellers agrees that the violation or threatened violation of any of the provisions of this Section 6.16 shall cause immediate and irreparable harm to BOXL and that the damage to BOXL will be difficult or impossible to calculate with precision. Therefore, in the event the Sellers or any Seller Affiliate violates this Section 6.16, an injunction restraining the Sellers or such Seller Affiliate from such violation may be entered against the Sellers in addition to any other relief available to the applicable Purchaser.

(e) If, at the time of enforcement of any provision of this Section 6.16, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

SECTION 6.17. Post-Closing Covenants. Each of the Sellers, the Article IV Parties and BOXL agree as follows with respect to the period following the Closing Date:

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party. From and after the Closing, BOXL will be entitled to access all documents, books, records, agreements, and financial data of any sort relating to the Company.

(b) In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties hereto will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

ARTICLE VII

CONDITIONS TO OBLIGATION OF BOXL

The obligation of BOXL to consummate the Transactions to be performed by it in connection with the Closing and the obligation of BOXL to consummate the Transactions to be performed by it at the Second Closing, is subject to satisfaction of the following conditions:

SECTION 7.1. Representations and Warranties True as of Closing Date. The representations and warranties set forth in Articles III and IV shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 7.2. Compliance with Covenants. The Sellers and the Article IV Parties shall have performed and complied with all of the covenants hereunder in all material respects through the Closing.

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SECTION 7.3. Consents. The Company shall have procured all of the third party consents specified in Sections 4.3 and 6.2 above.

SECTION 7.4. Actions or Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions contemplated by this Agreement, (B) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of BOXL to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own their assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 7.5. Certificate. The Sellers shall have delivered to BOXL a certificate to the effect that each of the conditions specified above in Sections 7.1-7.4 is satisfied in all respects.

SECTION 7.6. No Material Adverse Effect. Since the date of this Agreement, no event has occurred which could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 7.7 Documents. All actions to be taken by the Sellers in connection with consummation of the Transactions contemplated hereby (including all deliveries specified in Section 2.5 and all certificates, opinions, instruments, and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to BOXL.

ARTICLE VIII

CONDITIONS TO OBLIGATION OF THE SELLERS

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

SECTION 8.1. Representations and Warranties True as of Closing. The representations and warranties set forth in Article V shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 8.2. Compliance with Covenants. BOXL shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

SECTION 8.3. Actions or Proceedings. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions contemplated by this Agreement or (B) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 8.4. Certificate. BOXL shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 8.1 - 8.3 is satisfied in all respects.

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SECTION 8.5. Documents. All actions to be taken by BOXL in connection with the consummation of the Transactions contemplated hereby, including all payments and deliveries specified in Section 2.6, and all certificates, opinions, instruments, and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

SECTION 9.1 Survival of Representations, Etc.

(a) Survival of Sellers’ Representations. Each of the representations and warranties of the Sellers set forth in Article III and ARTICLE IV (the “Seller’s Representations”), other than Section 4.9 which shall survive for the applicable statute of limitations and for which indemnification is provided in Article X below are made as of the Closing and shall expire, together with any right to assert a claim for recovery under this Article IX (such a claim, an “Indemnification Claim”) based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is twelve (12) months after the Closing Date (the “Survival Period”). Notwithstanding the preceding sentence of this Section 9.1(a), if, at any time prior to the one year expiration of the Survival Period, the Purchaser (acting in good faith) delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Article II and setting forth in reasonable detail the basis for the Purchaser’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration of the Survival Period until such time as such Indemnification Claim is fully and finally resolved.

(b) Survival of Purchaser’s Representations. Each of the representations and warranties of the Purchaser set forth in Article V (the “Purchaser’s Representations”) shall survive the Closing and shall expire, together with any right to assert a claim for recovery based on any alleged inaccuracy in or breach of such representations and warranties, on the expiration of the Survival Period. Notwithstanding the preceding sentence of this Section 9.1(b), if, at any time prior to such expiration of the Survival Period, the Sellers (acting in good faith) delivers to the Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the Purchaser’s Representations and setting forth in reasonable detail the basis for such Seller’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration of the Survival Period until such time as such Indemnification Claim is fully and finally resolved.

(c) Fraud. Notwithstanding the foregoing, nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit the Purchaser’s right to bring claims against the Sellers based on the Sellers’ fraud, or the rights of the Sellers to bring claims against the Purchaser based on the Purchaser’s fraud (it being understood that, for purposes of this Section 9.1(c), the term “fraud” shall mean fraud committed with the intent to deceive).

SECTION 9.2 Indemnification by the Seller. From and after the Closing (but subject to the other provisions of Section 6.1, including, but not limited to, the Survival Period), the Seller shall indemnify the Purchaser against any Loss which is suffered by the Purchaser or the Company (the “Purchaser Indemnified Parties”) and which arise from:

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(a) any inaccuracy in or breach of any of Sellers’ Representation; or

(b) any breach of, or failure by Sellers to perform, any covenant of the Seller set forth in Article V or Article VII of this Agreement.

SECTION 9.3 Indemnification by the Purchaser. From and after the Closing (but subject to the other provisions of Section 9.1, including, but not limited to, the Survival Period), the Purchaser or the Company shall indemnify the Sellers against any Loss which is suffered by the Seller and which arise from:

(a) any inaccuracy in or breach of any representation or warranty of Purchaser set forth in Article V; or

(b) any breach of, or failure by Purchaser or the Company to perform, any covenant of the Purchaser set forth in Section 6.5(b) or Section 6.6 or Article VII of this Agreement; or

(c) the Company’s conduct of the Business following the Closing.

SECTION 9.4 Other Matters Relating to Indemnification.

(a) Effect of Knowledge. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be liable or responsible under this Article IX to the Purchaser for any inaccuracy in or breach of any representation or warranty of the Sellers contained in this Agreement if the Purchaser had, on or prior to the date of this Agreement, Knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, such representation or warranty.

(b) Calculation of Loss; Insurance Proceeds and Tax Benefits. The amount of any Loss that are subject to indemnification under this Article IX or Article X shall be calculated net of: (i) any Tax benefit received or receivable by the Purchaser or any Affiliate of the Purchaser in connection with such Loss or any of the events or circumstances giving rise or otherwise related to such Loss; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by the Purchaser or any Affiliate of the Purchaser in connection with such Loss or any of the events or circumstances giving rise or otherwise related to such Loss. .

(c) Deductible. Absent acts or omissions constituting fraud, the Seller shall not be required to make any indemnification payment pursuant to Section 6.2, unless the amount of Loss from any individual inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement (or multiple inaccuracies or breaches of the same representation or warranty or of different representations and warranties, but based on similar events, conditions, facts or circumstances) exceeds $75,000 (the “Deductible”). If the total amount of all of the Loss exceeds the Deductible, then the Purchaser shall be entitled to be indemnified against the full the amount of such Loss, including the Deductible.

(d) Liability Cap. The Purchaser agrees that, absent acts or omissions constituting fraud, the total amount of Loss for which it is entitled to seek or obtain indemnification (and the maximum amount of payments required to be made by the Seller) pursuant to Section 9.2 with respect to the breach of any of Seller’s representations and warranties set forth in Article III shall be limited to $1,800,000 in the aggregate.

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(e) Mitigation. Promptly after any Purchaser becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of the Seller set forth in this Agreement, without being liable to incur any additional costs or expenses, Purchaser shall (and shall cause the Company to) take all reasonable steps to mitigate and minimize all Loss that may result from such inaccuracy or breach.

(f) Exclusive Remedy. After the Closing, this Article IX and Article X below will provide the exclusive remedy against the Seller or the Purchaser, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the Transactions.

ARTICLE X

TAX MATTERS

SECTION 10.1 Tax Returns. The Sellers shall prepare and file, or cause to be prepared and filed, any Tax Return relating to the Company with respect to a period ending on or before the Closing Date. The Purchaser shall prepare and file, or cause to be prepared and filed Tax Returns relating to the Companies with respect to periods beginning with the Closing Date.

SECTION 10.2 Consistent Tax Reporting. The Sellers, the Company and Purchaser shall treat and report the Transactions in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 10.3 Payment of Taxes by Purchaser. All Taxes for tax periods beginning on or after the Closing Date and any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) shall be paid by Purchaser or the Company, as applicable, when due, and Purchaser shall cause the Company to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns and other documentation.

SECTION 10.4 Payment of Taxes by Sellers and Tax Indemnity.

(a)       From and after the Closing Date, the Sellers shall indemnify the Purchaser Indemnified Parties against and hold them harmless from any and all Losses arising out of Taxes of the Company with respect to all pre-Closing Tax periods in excess of any reserves therefor established in the Latest Balance Sheet. The relevant procedures applicable to obtaining Seller’s Tax Indemnification are set forth below. From and after the Closing, the Purchaser or the Company shall promptly notify the Sellers in writing of any demand, claim or notice of the commencement of an audit received by such Person from any Authority with respect to Tax Losses (each, a “Tax Proceeding”) for which the Sellers may be liable pursuant to this Section; provided, however, that a failure to give such notice will not affect the Purchaser Indemnified Party’s rights to indemnification under this Section, except to the extent that the Seller is prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Loss and shall include copies of the relevant portion of any notice or other document received from any Authority in respect of any such asserted Tax Loss. In the case of a Tax Proceeding, the Purchaser Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Tax Proceeding, unless the Sellers within a reasonable time after the giving of notice of such Tax Proceeding by the Purchaser Indemnified Party delivers a written confirmation of the Seller’s intention to assume the defense thereof, in which case the Sellers shall be entitled to exercise full control of the defense, compromise or settlement of such Tax Proceeding. If the Sellers so assumes the defense of any such Tax Proceeding, then the applicable Purchaser Indemnified Party shall cooperate with the Seller in any manner that the Seller reasonably may request in connection with the defense, compromise or settlement thereof.

(b) The Seller will be entitled to any Tax refunds that are received by the Purchaser or the Company and any amounts credited against Taxes to which the Purchaser or Company become entitled to in any post-Closing Tax period, in each case that relate to a pre-Closing Tax period of the Company other than any such refunds or credits that arise with respect to amounts borne by the Purchaser or Company (and not indemnified by the Seller). The Purchaser will pay over to the Seller any such refund or the amount of any such credit, net of reasonable fees or expenses incurred by the Purchaser or the Company in obtaining such refund or credit, within five days after receipt of such refund or credit; provided that with respect to any automatic Tax refund for which the Seller.

ARTICLE XI

TERMINATION

SECTION 11.1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

(a) BOXL and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) BOXL may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event the Sellers or the Article IV Parties have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BOXL has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from BOXL itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) the Sellers may terminate this Agreement by giving written notice to BOXL at any time prior to the Closing (A) in the event that BOXL has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers has notified BOXL of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

44

(d) BOXL may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event: (x) the Company incurs a Material Adverse Effect, or (y) the Company does anything outside of the Ordinary Course of Business to affect the working capital of the Company between the date hereof and the Closing Date.

SECTION 11.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder shall terminate, without any Liability of any party to any other party (except for any Liability of any party then in breach). Notwithstanding the foregoing, in the absence of a material breach by Sellers or the Article IV Parties of any representation or warranty set forth in Article III or IV, or the failure by Sellers to perform any material covenant or agreement on their part to be performed hereunder.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Expenses. Each party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions contemplated hereby.

SECTION 12.2. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of BOXL and the Sellers; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

SECTION 12.3. No Third-Party Beneficiaries. Subject to the provisions of Section 12.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 12.4. Entire Agreement. This Agreement (including the Exhibits and other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 12.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of BOXL and the Sellers; provided, however, that BOXL may, upon prior written notice to Sellers (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to BOXL, (ii) designate one or more of its Affiliates or BOXL to perform its obligations hereunder (in any or all of which cases BOXL nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) grant a security interest in respect of its rights hereunder to any Person providing financing to BOXL.

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SECTION 12.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 12.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.8. Notices. All notices, requests, demands, claims, and other communications (“Notices”) hereunder will be in writing. Any Notices hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a) If to the Sellers, as follows:

If to Rushton and Ketlan:	Whitebirk Finance Limited
Bowland House
Philips Road
Blackburn, Lancashire BB1 5TH
England
Attn.: Carol Fahy or Hugh Turner
Tel: 44-1254-688051
Email: carole.fahy@cannco.co.uk or
Hugh.turner@cannco.co.uk

If to Sugar International:	[to be supplied]

(b) If to the Managers or the Company, as follows;

Cohuborate Ltd.
c/o Whitebirk Finance Limited
Bowland House
Philips Road
Blackburn, Lancashire BB1 5TH
England.
Attn: Andy Pennington
Tel: +44 7800 662787
Mail: andy@cohuba.com

(b) If to BOXL, addressed as follows:

Boxlight Corporation
1045 Progress Circle
Lawrenceville, GA 30043
Attn. Michael Pope, President
Tel. No. +1 (360) 464-4478
Email. michael.pope@boxlight.com

46

With a copy (which shall not
constitute Notice) to:	CKR Law, LLP
1800 century Park East, 14th floor
Los Angeles, California 90067
Attn: Stephen A. Weiss, Esq.
Tel: (310) 400-0110
Email: sweiss@ckrlaw.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

SECTION 12.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Georgia without giving effect to any choice or conflict of Law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Georgia.

SECTION 12.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by BOXL and Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 12.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 12.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

SECTION 12.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 12.15. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of Sections 6.4, 6.5, 6.8, 6.9,6.15 and 6.16of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

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SECTION 12.16. Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Atlanta, Georgia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.8 above. Nothing in this Section 12.16, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

The balance of this page intentionally left blank – signature page follows

48

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Company:	COHUBORATE, LTD.

By:
	Name:	Andy Pennington
	Title:	CEO and Authorized Signatory

The Sellers:	RUSHTON NO. 4 TRUST

By:
	Name:	Herbert Anthony Cann
	Title:	Trustee

KETLAM TRUST

By:
	Name:	Herbert Anthony Cann
	Title:	Trustee

SUGA TECHNOLOGY LIMITED

By:
Name:
	Title:	Managing Director and Authorized Signatory

ANDY PENNINGTON

TYPE A MINORITY
SHAREHOLDERS:

THE MANAGERS;
ANDY PENNINGTON

PAULINE HEALEY

BOXL:	BOXLIGHT CORPORATION

By:
	Name:	Michael Pope
	Title:	President

49

SCHEDULE A

Ownership of Company Shares

Preference Shares:

Name of Shareholder	Number of Preference Shares Owned
Ketlam Trust	521,315 (*)
Rushton No. 4 Trust	738,500 (**)
Suga Technology	50,000
Total	1,309,815

(*)        Includes 481,315 preference shares issued to capitalize £481,315 of Company indebtedness.

(**) Consists of 738,500 preference shares purchased by Rushton No. 4 Trust for £738,500 investment in the Company.

Ordinary Shares:

Name of Shareholder	Number of Ordinary Shares Owned
Andy Pennington	52
Type A Minority Shareholders	48

Total	100

50

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this “Agreement”) dated this 9th day of May 2018

BETWEEN:

Cohuborate Limited, a corporation organized under the laws of England and Wales (the “Employer”), with an office located at 13th Floor, City Tower, Piccadilly Plaza, Manchester, England, M1 4BT.

OF THE FIRST PART

AND -

Andrew Pennington, an individual residing at _______________________, England, _____ (the “Employee”)

OF THE SECOND PART

BACKGROUND:

A.	The Employee is currently employed by the Employer and the Employer is of the opinion that, as the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business, it is in the Employer’s best interests to continue the employment of the Employee with the Employer.

B.	The Employer desires to continue to be employed by the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Particulars of Employment

1.	As required by the Employment Rights Act 1996, s. 1, the particulars of the Employee’s employment are set out in Schedule 1 of this Agreement.

Commencement Date and Prior Employment Agreement

2.	The Employee commenced permanent full-time employment with the Employer on the __day of _______, 201_ (the “Commencement Date”), as defined in the employment agreement between Employer and Employee dated as of the __day of __________ 201_ (the “Prior Employment Agreement”).

Term

3.	The term of employment of Employee commenced on the Commencement date under the Prior Agreement and shall continue unless terminated by either Employer or Employee on not less than three (3) months prior written notice to the other.

Job Title and Description

4.	The job title of the Employee will be the following: President and Chief Operating Officer. The job duties the Employee will be expected to perform will be the following:

Subject at all times to the oversight and approval Board of Directors, to manage the business and day-to-day operations of the Employer, to have general and active management of the business of the corporation of the Employer and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall perform such other duties and have such other powers as the board of directors may from time to time prescribe, consist with such office.

5.	The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

6.	The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

7.	The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee’s job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required under law.

8.	The Employee agrees to abide by the Employer’s rules, regulations, policies and practices, including those concerning work schedules, annual leave and sick leave, as they may from time to time be adopted or modified.

9.	The Employee warrants that the Employee is legally allowed to work in the country of England.

Employee Remuneration

10.	Remuneration paid to the Employee for the services rendered by the Employee as required by this Agreement (the “Remuneration”) will include a salary of £60,000.00 (pounds) per year. Commencing in July 2018; provided that Employer’s cumulative gross profit margin shall equal or exceed £250,000, Employee’s salary shall be increased to the rate of £72,000.00 (pounds) per year and commencing in May 2019 if the cumulative gross profit margin of the Employer shall equal or exceed £1,000,000, Employee’s salary shall be increased to the rate of £90,000 (pounds) per year.

11.	[intentionally omitted]

12.	Remuneration will be payable in 12 monthly equal payments in arrears on the date specified in Schedule 1, or on the first working day thereafter by credit transfer into Employee’s nominated bank or building society account while this Agreement is in force. The Employer is entitled to deduct from the Employee’s Remuneration, or from any other remuneration in whatever form, any applicable deductions and remittances as required by law and deduct any other amounts owed to the Employer by the Employee. This includes, without limitation, any over-payment of expenses, pay or loans made to the Employee by the Employer. If, on the termination of the Employee’s employment, the Employee owes any money to the Employer, the Employer shall be entitled to deduct any such money from any salary due to the Employee.

13.	The Employee’s salary will be reviewed annually although there will be no obligation on the
Employer to award an upward increase following any such review. Any changes in salary will be confirmed to the Employee with their pay slip.

14.	The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee’s employment.

15.	The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer’s lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Pension

16.	The Employer will comply with any duties it may have in respect of the Employee under part 1 of the Pensions Act 2008.

17.	The Employer is currently using the NEST company pension scheme although you have a choice of which pension scheme you would like to nominate in respect of its duties under part 1 of the Pensions Act 2008. Membership of the scheme is strictly subject to the rules of the scheme as amended from time to time. The Employer reserves the right to vary or discontinue any scheme in place from time to time.

18.	The Employer shall be entitled to deduct from the Employee’s salary any amounts payable by the
Employee as member contributions to such pension scheme as the Employer is using from time to time.

19.	There is no contracting-out certificate in force under the Pension Schemes Act of 1993, as amended.

Place of Work

20. The Employee’s primary place of work will be at his home until such time as the Employer establishes a formal office in the same city in which the Employee resides.

21. The Employee will also be required to work at the following place or places:

●	The employee will be based at the above office but may at times be required to attend meetings at other locations. Mileage will be paid per HMRC allowable rates.

22.	The Employer will inform the Employee in advance of the Employee being required to work at other locations with additional compensation paid if place of exceeds 15 miles of current contractual location.

Time of Work

23.	The Employee’s normal hours of work, including breaks, (“Normal Hours of Work”) are as follows: Flexible 40 hours (5 working days) per week.

24.	However, the Employee will, on receiving reasonable notice from the Employer, work additional hours and/or hours outside of the Employee’s Normal Hours of Work as deemed necessary by the Employer to meet the business needs of the Employer.

Employee Benefits

25.	The Employee will be covered from the date of joining by the Employer’s group life assurance provision, which yields the benefit of payment of 4 times salary in the event of death in service.

26.	The Employee will be participate in the Employer’s private health, dental and optical scheme. There is an Employee contribution for some treatments and tax liability associated with this benefit, details of which will be available on commencement

27.	The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer’s employment booklets, manuals, and policy documents or as required by law.

28.	Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 90 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

Holidays

29.	The Holiday year will commence on 1st day of January and run for one year (the “Holiday Year”).

30.	During each Holiday Year, although Employee’s role has the benefit of “unlimited holidays” which is managed within the deliverables of personal objectives as described within the Employees Handbook, the Employee is entitled to the following minimum paid leave, such entitlement accruing on a pro rata basis:

● Twenty three (23) days.

Bank and Public Holidays to be excluded from and in addition to the Employee’s stated paid annual leave.

31.	The times and dates for any holidays will be determined by mutual agreement between the Employer and the Employee.

32.	If any of the 23 days paid leave in any Holiday Year is untaken, it may not be carried forward to any following Holiday Year and such holiday eentitlement will be forfeited without any right to payment in lieu.

33.	Holiday entitlement for any part of the Holiday Year worked will be calculated on a pro rata basis at the rate of days per complete calendar month worked. Upon termination of employment, the Employer will pay compensation to the Employee for any accrued but unused of the 23 holiday days.

Sickness and Disability

34.	If the Employee is unable to perform the Employee’s duties as a result of illness or injury, the Employee will inform the Employer via Managing Director of the reason for the Employee’s absence no later than 9AM on the day of the absence or as soon as is reasonably possible. If the absence extends beyond 7 days, the Employee will obtain and provide the Employer with a certificate or note from the Employee’s doctor corroborating such illness or injury.

35.

During such absence the Employer will pay the Employee the Employee’s full pay as contractual sick pay, provided that the Employer will pay a maximum of (4) weeks paid period to the Employee as contractual sick pay in any 12-month period, the period commencing on the first day for which the Employee is paid contractual sick pay.

36.	Any statutory sick pay will be calculated on the basis of the Employee’s usual work days.

37.	If requested by the Employer, the Employee agrees to undergo a medical examination at the expense of the Employer with a medical practitioner nominated by the Employer.

38.	If requested by the Employer, the Employee will give written permission to the Employer to have access to any medical or health report in its complete form prepared by any health professional on the Employee’s physical or mental condition.

Disciplinary and Grievance Procedures

39.	The disciplinary and grievance procedures which apply to your employment with the Employer are contained in separate documents. For the avoidance of doubt these procedures are non-contractual.

40.	If the Employee has a grievance or dissatisfied with any disciplinary action taken against the Employee, the Employee should first raise the matter with their immediate manager in writing, in accordance with the Emplooyer’s grievance or disciplinary procedure, as appropriate.

41.	The Employer shall have the right to suspend the Employee from duties on full pay on such terms and conditions as it shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Employee and pending any disciplinary hearing.

Duty to Devote Full Time

42.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

43.	During the term of the Employee’s active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer’s actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

44.	During the term of the Employee’s active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Non-Competition

45.	The Employee agrees that during the Employee’s term of active employment with the Employer and for a period of six (6) months after the end of that term, the Employee will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer within any geographic area in or around UK AV education market, or give advice or lend credit, money or the Employee’s reputation to any natural person or business entity engaged in a competing business in any geographic area in which the Employer conducts its business.

Non-Solicitation

46.	The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer’s employ, or any effort by the Employee to interfere with the Employer’s relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the Employee’s term of employment with the Employer and for a period of one (1) year after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

b.	Otherwise interfere with or disrupt the Employer’s relationship with its employees and contractors;

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer’s employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

47.	This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the period that the Employee was employed by the Employer.

48.	During the term of the Employee’s active employment with the Employer, and for one (1) year thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee’s employment with the Employer.

Confidential Information

49.	The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee’s employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the “Confidential Information”) and the Confidential Information is the exclusive property of the Employer.

50.	The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

51.	The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by the Data Protection Act or by a non-disclosure agreement entered into between that third party and the Employer.

52.	The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;

b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

53.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee’s term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know- how, trade name, trade-mark or copyright that:

a.	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b.	Was developed entirely on the Employee’s own time;

c.	Does not result from any work performed by the Employee for the Employer; and

d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

54.	The Employee agrees that a material term of the Employee’s contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee’s employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer’s information that may be covered by this Agreement.

55.	The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer’s business and goodwill, and would be a material breach of this Agreement.

56.	The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

57.	The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; or

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

58.	If the Employee loses or makes unauthorised disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

59.	The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

60.	The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

61.	The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee’s term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee’s employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Return of Confidential Information

62.	The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee’s employment with the Employer.

Data Protection

63.	The Employer holds personal data and sensitive personal data relating to the Employee which is subject to the Data Protection Act 1998. The Employer will process and may disclose such data and the Employee consents to the processing and disclosure of such data, both manually and by electronic means, both inside and, where necessary, outside the European Economic Area, for the purposes of the administration and management of the Employee’s employment and/or he Employer’s business.

“Processing” includes anything that can be done with or in relation to data It includes obtaining, recording and holding the data and carrying out operations on the data including organising, erasing or disclosing.

“Sensitive personal data” includes, but is not limited to, medical information for the purpose of employment and fitness to carry oout the Employee’s duties and data regarding sex, marital status, race, ethnic origin, or disability for the purpose of monitoring to ensure equality of opportunity by the Employer.

64.	The Employee acknowledges that they may have access to personal and sensitive personal data during their employment with the Employer relating to other employees and agrees to comply with any data protection policy in place at all times.

Bribery and Corruption

65. The Employer expects the highest standards of integrity in relation to Employee’s dealings with the Employer’s customers, suppliers, agents and subcontractors and with any government official.

For the purposes of this clause:

65.1 a bribe is any gift, loan, fee, reward or other advantage given to or received from any person in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business and includes a kickback on any portion of a contract payment; and

65.2 hospitality, entertainment and gifts includes but is not limited to the offer or receipt of gifts, meals, goods, services, favours, loans, trips, accommodation and the use of property or invitations to events, functions or other social gatherings.

66.	The Employee is prohibited from offering, giving, authorising or accepting a bribe in any form.

The Employee is also prohibited from using any other route or channel to provide a bribe to or receive a bribe from the Employer’s customers, suppliers, agents or subcontractors or any government official.

67.	The Employee is required not to give or receive hospitality, entertainment or gifts if these are intended, or could be reasonably interpreted, as a reward or encouragement for a favour or preferential treatment in connection with the Employer’s business.

68.	The Employee is prohibited from making any direct or indirect contributions to political parties, organisations or individuals engaged in politics, or any charitable contribution or sponsorship as a way of obtaining advantage in business transactions without the prior approval of the CEO.

69.	The Employee is prohibited from making any direct or indirect illicit or secret payments or transfers of value to government officials and from giving hospitality, entertainment or gifts to government officials without prior authorisation from the CEO.

70.	Where the Employee suspects, believe or know that an act of bribery or corruption is being considered or carried out, the Employee is required to report this to the Employer using the procedure set out in the whistle blowing policy.

Contract Binding Authority

71.	Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination Due to Discontinuance of Business

72.	Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer’s sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

Termination of Employment

73.	Where there is just cause for termination, the Employer may terminate the Employee’s employment without notice, as permitted by law.

74.	The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of six Months or any minimum notice required by law.

75.	If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with the greater of six Months and the minimum required by law. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.

76.	The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the remuneration including any accrued annual leave and banked time, if any, calculated to the Termination Date.

77.	Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to remuneration or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

78.	The Employer reserves the right at its discretion to require at any point durng the Employee’s notice period that the Employee does not carry out their duties. During any such period (which shall be referred to as “Garden Leave”) the Employee shall continue to receive remuneration and other contractual benefits and shall remain bound by Employee duties and obligations, whether contractual or otherwise. In addition, whilst on Garden Leave the Employee shall not contact or deal with (or attempt to contact or deal with) any customer, supplier, stakeholder, employee or officer or other business contact of the Employer without the prior written consent of the Employer.

79.	On or before the Termination Date, the Employee shall immediately return to the Employer all company property.

Remedies

80.	In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

81.	The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

82.	Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

● Employer:

Name:	Cohuborate Limited

Address:	13th Floor, City Tower, Piccadilly Plaza, Manchester, England, M1 4BT.

Fax:

Email:

● Employee:

Name:	Andrew Pennington

Address:

Fax:

Email:	andy@cohuba.com

Modification of Agreement

83.	Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorised representative of each party.

Additional Terms

84.	Employee will be a participating member of the profit share scheme.

Governing Law

85.	This Agreement will be construed in accordance with and governed by the laws of the country of
England.

Definitions

86.	For the purpose of this Agreement the following definitions will apply:

a.	‘Overtime Hours’ means the total hours worked in a day or week in excess of the maximum allowed, as defined by local statute, for a work day or a work week.

b.	‘Work Product’ means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

c.	‘Computer Software’ means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

d. ‘Other Proprietary Data’ means information relating to the Employer’s proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

e.	‘Business Operations’ means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer’s business.

f.	‘Marketing and Development Operations’ means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

g.	“Customer Information” means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

h.	“Termination Date” means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

General Provisions

87.	This Agreement amends, restates and supersedes in its entirety the Prior Agreement which is hereby rendered null and void and with no further force or effect.

88.	Time is of the essence in this Agreement.

89.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

90.	No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

91.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

92.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

93.	If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment are terminated and without any further force or effect.

94.	This agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this day of ____________, 2018.

EMPLOYER:

Cohuborate Limited

Per: _____________________(SEAL)

EMPLOYEE:

Andrew Pennington

Schedule 1: Particulars of Employment

Employer Details

1.	Employer Name: Cohuborate Limited

2.	Employer Address: 13th Floor, City Tower, Piccadilly Plaza

3.	Place of Work:

Employee Details

4.	Employee Name: Andrew Pennington

5.	Employee Address:

Employment Details

6.	Job Title: President and Chief Operating Officer

7.	Subject at all times to the oversight and approval Board of Directors, to manage the business and day-to-day operations of the Employer, to have general and active management of the business of the corporation of the Employer and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall perform such other duties and have such other powers as the board of directors may from time to time prescribe, consist with such office.

8.	Date Employment started; _________________

9.	Employment is: permanent full-time

10.	Date Continuous Employment began ___________________

11.	Hours of work:
Normal hours of work are: Flexible 40 hours per week

12.	Pay Period: The Employee will be paid: once per month.

Other Details

13.	Sick leave and sick pay entitlement: The Employee will be paid full pay for sick days to a maximum of four (4) weeks in any 12-month period, that period commencing on the first day for which the Employee is paid contractual sick pay. Sick pay will be calculated on the basis of the
Employee’s usual work days being Monday – Friday.

14.	Pension scheme details: The Employee will be automatically enrolled in a pension scheme, details of which are in the contract of employment and will be provided or is available to the Employee.

15.	Notice of termination details: The employee is entitled to 3 Months’s notice. The Employee will give the Employer 3 Months’s notice before quitting.

16.	Disciplinary Rules and Procedure: The Employer’s disciplinary rules and procedure are set out in
Employee Manual, which is available at the Employee’s request.

17.	Grievance Procedure: The Employer’s grievance procedure is set out in Employee Manual, which is available at the Employee’s request.

18.	Details of relevant collective agreements: There is no collective agreement in place.

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this “Agreement”) dated this 9thday of May 2018

BETWEEN:

Cohuborate Limited, a corporation organized under the laws of England and Wales (the “Employer”), with an office located at 13th Floor, City Tower, Piccadilly Plaza, Manchester, England, M1 4BT.

OF THE FIRST PART

AND -

Pauline Healey, an individual residing at 5 Matterdale Road, Leyland, England, PR25 3BA. (the “Employee")

OF THE SECOND PART

BACKGROUND:

A.	The Employee is currently employed by the Employer and the Employer is of the opinion that, as the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business, it is in the Employer’s best interests to continue the employment of the Employee with the Employer.

B.	The Employer desires to continue to be employed by the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Particulars of Employment

1.	As required by the Employment Rights Act 1996, s. 1, the particulars of the Employee’s employment are set out in Schedule 1 of this Agreement.

Commencement Date and Prior Employment Agreement

2.	The Employee commenced permanent full-time employment with the Employer on the 4th day of September, 2017 (the “Commencement Date”). The Employee has completed his or her Probationary Period” (as defined in the employment agreement between Employer and Employee dated as of the 2nd day of October 2017 (the “Prior Employment Agreement”).

Term

3.	The term of employment of Employee commenced on the Commencement date under the Prior Agreement and shall continue unless terminated by either Employer or Employee on not less than three (3) months prior written notice to the other.

Job Title and Description

4.	The job title of the Employee will be the following: Chief Financial Officer. The job duties the Employee will be expected to perform will be the following:

Accountable for the administrative, financial, commercial and risk management operations of the company. To include the development and implementation of financial and operational strategy, together with metrics tied to that strategy and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results.

5.	The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

6.	The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

7.	The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee’s job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required under law.

8.	The Employee agrees to abide by the Employer’s rules, regulations, policies and practices, including those concerning work schedules, annual leave and sick leave, as they may from time to time be adopted or modified.

9.	The Employee warrants that the Employee is legally allowed to work in the country of England.

Employee Remuneration

10.	Remuneration paid to the Employee for the services rendered by the Employee as required by this Agreement (the “Remuneration”) will include a salary of £55,000.00 (pounds) per year. Commencing in July 2018; provided that Employer’s cumulative gross profit margin shall equal or exceed £250,000, Employee’s salary shall be increased to the rate of £66,000.00 (pounds) per year and commencing in May 2019 if the cumulative gross profit margin of the Employer shall equal or exceed £1,000,000, Employee’s salary shall be increased to the rate of £82,500 (pounds) per year.

12.	This Remuneration will be payable in 12 monthly equal payments in arrears on the date specified in Schedule 1, or on the first working day thereafter by credit transfer into Employee’s nominatedbank or building society account while this Agreement is in force. The Employer is entitled to deduct from the Employee’s Remuneration, or from any other remuneration in whatever form, any applicable deductions and remittances as required by law and deduct any other amounts owed to the Employer by the Employee. This includes, without limitation, any over-payment of pay, expenses or loans made to the Employee by the Employer. If, on the termination of the Employee’s employment, the Employee owes any money to the Employer, the Employer shall be entitled to deduct any such money from any salary due to the Employee.

13.

The Employee’s salary will be reviewed annually although there will be no obligation on the Employer to award an upward increase following any such review. Any changes in salary will be confirmed to the Employee with their pay slip.

14.	The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee’s employment.

15.	The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer’s lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Pension

16.	The Employer will comply with any duties it may have in respect of the Employee under part 1 of the Pensions Act 2008.

17.	The Employer is currently using the NEST company pension scheme although you have a choice of which pension scheme you would like to nominate in respect of its duties under part 1 of the Pensions Act 2008. Membership of the scheme is strictly subject to the rules of the scheme as amended from time to time. The Employer reserves the right to vary or discontinue any scheme in place from time to time.

18.	The Employer shall be entitled to deduct from the Employee’s salary any amounts payable by the Employee as member contributions to such pension scheme as the Employer is using from time to time.

19.	There is no contracting-out certificate in force under the Pension Schemes Act of 1993, as amended.

Place of Work

20.	The Employee’s primary place of work will be at the following location:

●	Working from Home, 5 Matterdale Road, Leyland, England, PR25 3BA.

21.	The Employee will also be required to work at the following place or places:

●	The employee will be based at home but may at times be required to attend meetings at other locations. Mileage will be paid per HMRC allowable rates.

22.	The Employer will inform the Employee in advance of the Employee being required to work at other locations with additional compensation paid if place of exceeds 15 miles of current contractual location.

Time of Work

23.	The Employee’s normal hours of work, including breaks, (“Normal Hours of Work”) are as follows: Flexible 30 hours (4 working days) per week.

24.	However, the Employee will, on receiving reasonable notice from the Employer, work additional hours and/or hours outside of the Employee’s Normal Hours of Work as deemed necessary by the Employer to meet the business needs of the Employer.

Employee Benefits

25.	The Employee will be covered from the date of joining by the Employer’s group life assurance provision, which yields the benefit of payment of 4 times salary in the event of death in service.

26.	The Employee will participate in the Employer’s private health, dental and optical scheme. There is an Employee contribution for some treatments and tax liability associated with this benefit, details of which will be available on commencement

27.	The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer’s employment booklets, manuals, and policy documents or as required by law.

28.	Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 90 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

Holidays

29.	The Holiday year will commence on 1st day of January and run for one year (the “Holiday Year”).

30.	During each Holiday Year, although Employee’s role has the benefit of “unlimited holidays” which is managed within the deliverables of personal objectives as described within the Employees Handbook, the Employee is entitled to the following minimum paid leave, such entitlement accruing on a pro rata basis:

● Twenty three (23) days.

Bank and Public Holidays to be excluded from and in addition to the Employee’s stated paid annual leave.

31.	The times and dates for any holidays will be determined by mutual agreement between the Employer and the Employee.

32.	If any of the 23 days paid leave in any Holiday Year is untaken, it may not be carried forward to any following Holiday Year and such holiday eentitlement will be forfeited without any right to payment in lieu.

33.	Holiday entitlement for any part of the Holiday Year worked will be calculated on a pro rata basis at the rate of days per complete calendar month worked. Upon termination of employment, the Employer will pay compensation to the Employee for any accrued but unused of the 23 holiday days.

Sickness and Disability

34.	If the Employee is unable to perform the Employee’s duties as a result of illness or injury, the Employee will inform the Employer via Managing Director of the reason for the Employee’s absence no later than 9AM on the day of the absence or as soon as is reasonably possible. If the absence extends beyond 7 days, the Employee will obtain and provide the Employer with a certificate or note from the Employee’s doctor corroborating such illness or injury.

35.	During such absence the Employer will pay the Employee the Employee’s full pay as contractual sick pay, provided that the Employer will pay a maximum of (4) weeks paid period to the Employee as contractual sick pay in any 12-month period, the period commencing on the first day for which the Employee is paid contractual sick pay.

36.	Any statutory sick pay will be calculated on the basis of the Employee’s usual work days.

37.	If requested by the Employer, the Employee agrees to undergo a medical examination at the expense of the Employer with a medical practitioner nominated by the Employer.

38.	If requested by the Employer, the Employee will give written permission to the Employer to have access to any medical or health report in its complete form prepared by any health professional on the Employee’s physical or mental condition.

Disciplinary and Grievance Procedures

39.	The disciplinary and grievance procedures which apply to your employment with the Employer are contained in separate documents. For the avoidance of doubt these procedures are non-contractual.

40.

If the Employee has a grievance or dissatisfied with any disciplinary action taken against the Employee, the Employee should first raise the matter with their immediate manager in writing, in accordance with the Employer’s grievance or disciplinary procedure, as appropriate.

41.	The Employer shall have the right to suspend the Employee from duties on full pay on such terms and conditions as it shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Employee and pending any disciplinary hearing.

Duty to Devote Full Time

42.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

43.	During the term of the Employee’s active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer’s actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

44.	During the term of the Employee’s active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Non-Competition

45.	The Employee agrees that during the Employee’s term of active employment with the Employer and for a period of six (6) months after the end of that term, the Employee will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer within any geographic area in or around UK AV education market, or give advice or lend credit, money or the Employee’s reputation to any natural person or business entity engaged in a competing business in any geographic area in which the Employer conducts its business.

Non-Solicitation

46.	The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer’s employ, or any effort by the Employee to interfere with the Employer’s relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the Employee’s term of employment with the Employer and for a period of one (1) year after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

b.	Otherwise interfere with or disrupt the Employer’s relationship with its employees and contractors;

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer’s employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

47.	This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the period that the Employee was employed by the Employer.

48.	During the term of the Employee’s active employment with the Employer, and for one (1) year thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee’s employment with the Employer.

Confidential Information

49.	The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee’s employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the “Confidential Information”) and the Confidential Information is the exclusive property of the Employer.

50.	The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

51.	The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by the Data Protection Act or by a non-disclosure agreement entered into between that third party and the Employer.

52.	The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;

b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

53.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee’s term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know- how, trade name, trade-mark or copyright that:

a.	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b.	Was developed entirely on the Employee’s own time;

c.	Does not result from any work performed by the Employee for the Employer; and

d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

54.	The Employee agrees that a material term of the Employee’s contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee’s employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer’s information that may be covered by this Agreement.

55.	The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer’s business and goodwill, and would be a material breach of this Agreement.

56.	The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

57.	The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; or

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

58.	If the Employee loses or makes unauthorised disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

59.	The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

60.	The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

61.	The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee’s term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee’s employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Return of Confidential Information

62.	The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee’s employment with the Employer.

Data Protection

63.	The Employer holds personal data and sensitive personal data relating to the Employee which is subject to the Data Protection Act 1998. The Employer will process and may disclose such data and the Employee consents to the processing and disclosure of such data, both manually and by electronic means, both inside and, where necessary, outside the European Economic Area, for the purposes of the administration and management of the Employee’s employment and/or he Employer’s business.

“Processing” includes anything that can be done with or in relation to data It includes obtaining, recording and holding the data and carrying out operations on the data including organising, erasing or disclosing.

“Sensitive personal data” includes, but is not limited to, medical information for the purpose of employment and fitness to carry out the Employee’s duties and data regarding sex, marital status, race, ethnic origin, or disability for the purpose of monitoring to ensure equality of opportunity by the Employer.

64.	The Employee acknowledges that they may have access to personal and sensitive personal data during their employment with the Employer relating to other employees and agrees to comply with any data protection policy in place at all times.

Bribery and Corruption

65.	The Employer expects the highest standards of integrity in relation to Employee’s dealings with the Employer’s customers, suppliers, agents and subcontractors and with any government official.

For the purposes of this clause:

65.1 a bribe is any gift, loan, fee, reward or other advantage given to or received from any person in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business and includes a kickback on any portion of a contract payment; and

65.2 hospitality, entertainment and gifts includes but is not limited to the offer or receipt of gifts, meals, goods, services, favours, loans, trips, accommodation and the use of property or invitations to events, functions or other social gatherings.

66.	The Employee is prohibited from offering, giving, authorising or accepting a bribe in any form.

The Employee is also prohibited from using any other route or channel to provide a bribe to or receive a bribe from the Employer’s customers, suppliers, agents or subcontractors or any government official.

67.	The Employee is required not to give or receive hospitality, entertainment or gifts if these are intended, or could be reasonably interpreted, as a reward or encouragement for a favour or preferential treatment in connection with the Employer’s business.

68.	The Employee is prohibited from making any direct or indirect contributions to political parties, organisations or individuals engaged in politics, or any charitable contribution or sponsorship as a way of obtaining advantage in business transactions without the prior approval of the CEO.

69.	The Employee is prohibited from making any direct or indirect illicit or secret payments or transfers of value to government officials and from giving hospitality, entertainment or gifts to government officials without prior authorisation from the CEO.

70.	Where the Employee suspects, believe or know that an act of bribery or corruption is being considered or carried out, the Employee is required to report this to the Employer using the procedure set out in the whistle blowing policy.

Contract Binding Authority

71.	Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination Due to Discontinuance of Business

72.	Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer’s sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

Termination of Employment

73.	Where there is just cause for termination, the Employer may terminate the Employee’s employment without notice, as permitted by law.

74.	The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of six Months or any minimum notice required by law.

75.	If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with the greater of six Months and the minimum required by law. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.

76.	The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the remuneration including any accrued annual leave and banked time, if any, calculated to the Termination Date.

77.	Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to remuneration or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

78.

The Employer reserves the right at its discretion to require at any point during the Employee’s notice period that the Employee does not carry out their duties. During any such period (which shall be referred to as “Garden Leave”) the Employee shall continue to receive remuneration and other contractual benefits and shall remain bound by Employee duties and obligations, whether contractual or otherwise. In addition, whilst on Garden Leave the Employee shall not contact or deal with (or attempt to contact or deal with) any customer, supplier, stakeholder, employee or officer or other business contact of the Employer without the prior written consent of the Employer.

79.	On or before the Termination Date, the Employee shall immediately return to the Employer all company property.

Remedies

80.	In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

81.	The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

82.	Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

● Employer:

Name:	Cohuborate Limited

Address:	13th Floor, City Tower, Piccadilly Plaza, Manchester, England, M1 4BT.

Fax:

Email:

● Employee:

Name:	Pauline Healey

Address:	5 Matterdale Road, Leyland, England, PR25 3BA.

Fax:

Email:	pauline.healey@hotmail.com

Modification of Agreement

83.	Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorised representative of each party.

Additional Terms

84.	Employee will be a participating member of the profit share scheme.

Governing Law

85.	This Agreement will be construed in accordance with and governed by the laws of the country of England.

Definitions

86.	For the purpose of this Agreement the following definitions will apply:

a.	‘Overtime Hours’ means the total hours worked in a day or week in excess of the maximum allowed, as defined by local statute, for a work day or a work week.

b.	‘Work Product’ means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

c.	‘Computer Software’ means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

d.	‘Other Proprietary Data’ means information relating to the Employer’s proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

e.	‘Business Operations’ means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer’s business.

f.	‘Marketing and Development Operations’ means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered. customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

g.	‘Termination Date’ means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

General Provisions

87.	This Agreement amends, restates and supersedes in its entirety the Prior Agreement which is hereby rendered null and void and with no further force or effect.

88.	Time is of the essence in this Agreement.

89.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

90.	No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

91.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

92.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

93.	If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment are terminated and without any further force or effect.

94.	This agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this day of ____________, 2018.

EMPLOYER:

Cohuborate Limited

Per: __________________________________(SEAL)

EMPLOYEE:

Pauline Healey

Schedule 1: Particulars of Employment

Employer Details

1.	Employer Name: Cohuborate Limited

2.	Employer Address: 13th Floor, City Tower, Piccadilly Plaza

3.	Place of Work: Working from Home, 5 Matterdale Road, Leyland, England, PR25 3BA.

Employee Details

4.	Employee Name: Pauline Healey

5.	Employee Address: 5 Matterdale Road

Employment Details

6.	Job Title: Chief Financial Officer

7.	Job Description: Accountable for the administrative, financial, commercial and risk management operations of the company. To include the development and implementation of financial and operational strategies, together with metrics tied to that strategy and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results.

8.	Date Employment will start: September 4, 2017

9.	Employment is: permanent full-time

10.	Date Continuous Employment began or will begin: September 4, 2017

11.	Hours of work:
Normal hours of work are: Flexible 32 hours per week

12.	Pay Period: The Employee will be paid: once per month.

Other Details

13.	Sick leave and sick pay entitlement: The Employee will be paid full pay for sick days to a maximum of four (4) weeks in any 12-month period, that period commencing on the first day for which the Employee is paid contractual sick pay. Sick pay will be calculated on the basis of the Employee’s usual work days being Monday – Friday.

14.	Pension scheme details: The Employee will be automatically enrolled in a pension scheme, details of which are in the contract of employment and will be provided or is available to the Employee.

15.	Notice of termination details: The employee is entitled to 3 Months’s notice. The Employee will give the Employer 3 Months’s notice before quitting.

16.	Disciplinary Rules and Procedure: The Employer’s disciplinary rules and procedure are set out in Employee Manual, which is available at the Employee’s request.

17.	Grievance Procedure: The Employer’s grievance procedure is set out in Employee Manual, which is available at the Employee’s request.

18.	Details of relevant collective agreements: There is no collective agreement in place.

Exhibit C

BOXLIGHT CORPORATION

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into this 9th day of May 2018 (the “Effective Date”), by and between Boxlight Corporation, a Nevada corporation (the “Company”) and Rushton No 4 Trust (“Rushton”), Ketlam Trust (“Ketlam”) and Suga Technology Limited (“Suga” or their assignees (collectively, and together with Rushton, Ketlam and Sugar referred to herein as the “Holder”). For all purposes of this Agreement, the term “Holder” includes any “affiliate, non-affiliate, controlling person of Rushton, Ketlam or Suga, or any other Holder, agent, representative or other person with whom Holder is acting in concert.

WHEREAS, it is intended that the shares of Class A Common Stock of the Company covered by this Agreement mean and only include total of 257,200 shares of Class A Common Stock of the Company (the “Class A Common Stock”) issued to Rushton, Ketlam and Suga as at the Effective Date as consideration for the purchase by the Company of 100% of the share capital of Cohuborate, Ltd. pursuant to that certain stock purchase agreement dated May 9, 2018 the (“Purchase Agreement”); and

WHEREAS, the Class A Common Stock is represented by the stock certificate (or any successor stock certificate issued on the transfer of such stock certificate) described on the Counterpart Signature Page hereof; and

WHEREAS, the execution and delivery of this Agreement was a condition of the issuance to Polansky of the Class A Common Stock covered hereby; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Each Holder shall not sell, pledge, hypothecate or assign (collectively, “Transfer”) any of the shares of the Class A Common Stock for a period commencing on the Effective Date of this Agreement and ending on a date which shall be May _, 2019, or twelve (12) months from the Effective Date (the “Lock-Up Period”).

2. Subject to the following conditions set forth herein or as it may otherwise be restricted from Transferring shares of Class A Common Stock under applicable federal or state securities laws, rules and regulations of the United States Securities and Exchange Commission (the “SEC”), including interpretations thereof, following the expiration of the Lock-Up Period, each Holder may sell the Class A Common Stock as follows:

2.1. Following the expiration of the Lock-Up Period, each Holder shall thereafter be allowed to Transfer a number of the Holder’s Class A Common Stock and/or Conversion Shares equal to up to twenty percent (20%) of the total number of Class A Common Stock owned of record or beneficially by the Holder in each of the five (5) consecutive twelve (12) consecutive month periods (each an “Anniversary Year”) following the expiration of the Lock-Up Period (the “Leak-Out Period”). The right to Transfer up to twenty percent (20%) of the total number of Class A Common Stock then owned by the Holder in any one Anniversary Year shall not be cumulative, so that if less than twenty percent (20%) of such Class A Common Stock are Transferred in any one Anniversary Year, the excess, if any may not be carried over to the next Anniversary Year. Beginning on the first (1st) month of the sixth (6th) fifth year following the expiration of the Lock-Period, the Leak-Out agreement set forth herein shall cease and terminate, and each Holder may Transfer the balance of any remaining Class A Common Stock held by him or it, at the sole discretion of the Holder.

2.2 Except as otherwise provided herein, unless registered for resale pursuant to a registration statement of the Company declared effective by the SEC, all Class A Common Stock shall be sold by the Holder in “broker’s transactions” and in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the SEC during the Leak-Out Period.

2.3 An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Class A Common Stock and all Conversion Shares covered hereby, and the transfer records of the Company’s transfer agent shall reflect such restrictions.

2.4 The delivery of a duly executed copy of the Broker/Dealer Agreement by the Holder’s broker and a duly executed Seller’s Resale Agreement by the Holder in the forms to be approved by legal counsel for the Company shall be satisfactory evidence for all purposes of this Agreement that the Holder and the broker will comply with the “brokers’ transactions” and “manner of sale” requirements of this Agreement, and no further evidence thereof will be required of the Holder; provided, however, the Company may confirm such compliance with any Holder and the Holder’s broker, to the extent that it deems reasonably required or necessary to assure compliance with this Agreement; and provided, however, that the Holder can otherwise provide satisfactory evidence to the Company of such compliance, subject to the Company’s acceptance of any such alternative compliance evidence.

3. Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Class A Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Class A Common Stock or the Conversion Shares. Unless otherwise agreed, all such waivers shall be pro rata, as to Polansky and any other Holders who have executed a Lock-Up/Leak-Out Agreement as a condition to the receipt of the Class A Common Stock.

4. Notwithstanding anything to the contrary set forth herein, the Company may allow any Holder the right to Transfer any or all of the Class A Common Stock in a private transaction, subject to receipt of an opinion of legal counsel for the Company, and subject to any transferee’s execution and delivery of a copy of this Agreement.

5. Except as otherwise provided in this Agreement or any other agreements between the parties, the Holder shall be entitled to his respective beneficial rights of ownership of the Class A Common Stock.

6. The number of shares of Class A Common Stock included in any allotment that can be sold by the Holder hereunder shall be appropriately adjusted should the Company pays a dividend or distribution in Class A Common Stock, or consummates a forward split or a reverse split or otherwise reclassify its shares of Class A Common Stock.

7. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

8. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, at the addresses set forth in the Purchase Agreement and to each Holder, at the address in the Counterpart Signature Page. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

9. The resale restrictions on the Class A Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

10. If any party hereto fails to fully adhere to the terms and conditions of this Agreement, such party shall be liable to the other party or parties hereto for any damages suffered by such party or parties by reason of any such breach of or default in performing the terms and conditions hereof. In addition, the non-breaching or non-defaulting party or parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement. The Holder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Holder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting party or parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Holder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Holder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or any non-defaulting Holder may suffer as a result of any breach or continuation thereof.

11. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of the members of the Board of Directors of the Company.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, United States of Amercia applicable to contracts entered into and to be performed wholly within said State; and the Company and the Holder agree that any action based upon this Agreement may be brought in the United States federal and state courts situated in Georgia only, and that shall each submit to the jurisdiction of such courts for all purposes hereunder.

13. This Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company or the Holder, without qualification, and in the event of any exchange of the Class A Common Stock under a merger or reorganization or other transaction of the Company by which the Class A Common Stock are subject to exchange for other securities in any manner, this Agreement shall remain if full force and effect and shall apply to any securities received or receivable in exchange for such Class A Common Stock, without qualification.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement with certificate attached as of the day and year first above written.

COMPANY: BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	President

HOLDERS: RUSHTON 4 TRUST

By:
_______________, Trustee

KETLAM TRUST

By:
_______________, Trustee

SUGA TECHNOLOGY, LTD.

By:
_______________, Authorized Signatory

May 9, 2018

Pauline Healy

5 Matterdale Road,

Leyland, England, PR25 3BA

England

Dear Pauline:

We are pleased to advise you that at the direction of the Board of Directors of Boxlight Corporation, a Nevada corporation (the “Company”), you are hereby notified that the Board has granted you a qualified stock option (the “Option”) pursuant to the 2016 Equity Incentive Plan as adopted by the Company and as in effect on the date of the grant (the “Plan”).

This Option entitles you to purchase seven thousand five hundred (7,500) shares of Class A voting Common Stock of the Company (the “Option Shares”) at the price of $7.00 per share (the “Exercise Price”) which Exercise Price is payable in cash or by check in United States Dollars, or other property acceptable to the Compensation Committee of the Board of Directors (the “Board”). The date of grant of this Option is May 9, 2018, and it is the determination of the Board that on that date the per share fair market value of the Company’s Common Stock was the Exercise Price.

You may exercise the Option only at such time as Options shall have vested in accordance with the four year vesting schedule set forth below. The Option must be exercised, if at all, on or before April 30, 2027 (ten years from the date of grant), after which any unexercised Options will expire. In addition, if you cease for any reason being employed by any of the Company, Cohuborate Ltd. or any other subsidiary of the Company, any non-vested Options shall immediately be cancelled as of the date of termination of your employment services.

In all cases, your Option to purchase the Option Shares shall commence to vest immediately. One-quarter (1/4) of the Option Shares shall vest and shall become exercisable on each of April 30, 2019, April 30, 2020, April 30, 2021 and April 30, 2022 (each, a “Vesting Year”). To the extent that you do not exercise a vested Option in any one or more Vesting Year, your right to exercise the Option shall be cumulative and shall carry over to the next succeeding Vesting Years. The Option may not be exercised for fractional shares.

Except as described below, the Option is subject to the terms, conditions and restrictions of the Plan as in effect on the date of the grant. Copies of the Plan are available to you on request. At the time or times you wish to exercise this Option in whole or in part, please refer to this letter and the provisions of the Plan dealing with methods and formalities of exercising your option.

We look forward to your association with the Company and your continued employment with Cohuborate Ltd..

Sincerely,

BOXLIGHT CORPORATION

Michael Pope,

President and Director

Option Grant acknowledged and accepted:

Pauline Healy

May 9, 2018

Andy Pennington

Cohuborate Ltd.

c/o Whitebirk Finance Limited

Bowland House

Philips Road

Blackburn, Lancashire BB1 5TH

England

Dear Andy:

We are pleased to advise you that at the direction of the Board of Directors of Boxlight Corporation, a Nevada corporation (the “Company”), you are hereby notified that the Board has granted you a qualified stock option (the “Option”) pursuant to the 2016 Equity Incentive Plan as adopted by the Company and as in effect on the date of the grant (the “Plan”).

This Option entitles you to purchase fifteen thousand (15,000) shares of Class A voting Common Stock of the Company (the “Option Shares”) at the price of $7.00 per share (the “Exercise Price”), which Exercise Price is payable in cash or by check in United States Dollars, or other property acceptable to the Compensation Committee of the Board of Directors (the “Board”). The date of grant of this Option is May 9, 2018, and it is the determination of the Board that on that date the per share fair market value of the Company’s Common Stock was the Exercise Price.

You may exercise the Option only at such time as Options shall have vested in accordance with the four year vesting schedule set forth below. The Option must be exercised, if at all, on or before April 30, 2027 (ten years from the date of grant), after which any unexercised Options will expire. In addition, if you cease for any reason being employed by any of the Company, Cohuborate Ltd. or any other subsidiary of the Company, any non-vested Options shall immediately be cancelled as of the date of termination of your employment services.

In all cases, your Option to purchase the Option Shares shall commence to vest immediately. One-quarter (1/4) of the Option Shares shall vest and shall become exercisable on each of April 30, 2019, April 30, 2020, April 30, 2021 and April 30, 2022 (each, a “Vesting Year”). To the extent that you do not exercise a vested Option in any one or more Vesting Year, your right to exercise the Option shall be cumulative and shall carry over to the next succeeding Vesting Years. The Option may not be exercised for fractional shares.

Except as described below, the Option is subject to the terms, conditions and restrictions of the Plan as in effect on the date of the grant. Copies of the Plan are available to you on request. At the time or times you wish to exercise this Option in whole or in part, please refer to this letter and the provisions of the Plan dealing with methods and formalities of exercising your option.

We look forward to your association with the Company and your continued employment with Cohuborate Ltd..

Sincerely,

BOXLIGHT CORPORATION

Michael Pope,

President and Director

Option Grant acknowledged and accepted:

Andy Pennington